Execution Draft: 3/5/96

                                   DEVELOPMENT

                                       AND

                                 LEASE AGREEMENT



                                    LANDLORD:

                            STRATOSPHERE CORPORATION,
                             A DELAWARE CORPORATION


                                     TENANT:

                          STRATO-RETAIL, LLC, A NEVADA
                            LIMITED LIABILITY COMPANY

                                    PREMISES

                                       IN

                                THE STRATOSPHERE

                                LAS VEGAS, NEVADA



                                TABLE OF CONTENTS


ARTICLE  1.00  BASIC DATA AND DEFINITIONS..............................1
         1.01     Basic Data...........................................1
         1.02     Definitions..........................................2

ARTICLE  2.00  GRANT OF LEASE..........................................6
         2.01     Grant of Lease.......................................6
         2.02     Quiet Enjoyment......................................7
         2.03     Grant of Non-exclusive Easements.....................7

ARTICLE  3.00  TERM AND POSSESSION.....................................7
         3.01     Initial Term.........................................7
         3.02     Extended Term........................................7
         3.03     Exercise of Option...................................7
         3.04     Acceptance of Premises...............................8

ARTICLE  4.00  GAMING .................................................9

ARTICLE  5.00  RENT AND OPERATING COSTS...............................10
         5.01     Annual Minimum Rent.................................10
         5.02     Shared Rent.........................................10
         5.03     Maintenance and Inspection of Records...............10
         5.04     Extended Term.......................................11
         5.05     Operating Costs.....................................11
         5.06     Other Charges.......................................11
         5.07     Payment of Rent - General...........................12
         5.08     Profit from Sale of Bricks..........................12

ARTICLE  6.00  USE OF PREMISES........................................12
         6.01     Use.................................................12
         6.02     Hours of Business...................................12
         6.03     Restrictions........................................13
         6.04     Promotions..........................................13
         6.05     Name, Advertising and Signage.......................13
         6.06     Vending Machines....................................14
         6.07     Gaming..............................................14
         6.08     Interference with Customers.........................15
         6.09     Compliance with Laws and Permitted Encumbrances.....15
         6.10     Hazardous Materials.................................15

ARTICLE  7.00  EXPANSION SPACE........................................16
         7.01     Expansion Space.....................................16

ARTICLE  8.00   DEVELOPMENT AND FINANCING OF THE PREMISES.............16
         8.01     Tenant's Development Obligations ...................16
         8.02     Financing...........................................16
         8.03     Leasehold Mortgages.................................17
         8.04     Construction Matters................................24

ARTICLE  9.00   DESIGNATED SPACES.....................................29
         9.01     Existing Lease......................................29
         9.02     Third Party Designated Spaces.......................29
         9.03     Landlord Designated Spaces..........................30
         9.04     Exclusive and Leasing Restriction...................31

ARTICLE  10.00  TENANT'S MANAGEMENT AND LEASING OBLIGATIONS...........31
         10.01    Tenant To Manage....................................31
         10.02    Leases..............................................31
         10.03    Inventory, Staff and Fixtures.......................32

ARTICLE  11.00  MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD.......32
         11.01    Maintenance, Repair and Replacement.................32
         11.02    Alterations by Landlord.............................32
         11.03    Access by Landlord..................................32

ARTICLE  12.00  UTILITIES, SERVICES, MAINTENANCE, REPAIRS
          AND ALTERATIONS BY TENANT...................................33
         12.01    Cleaning............................................33
         12.02    Heat, Ventilation, Air Conditioning.................33
         12.03    Common Utilities and Other Services.................33
         12.04    Condition of Premises...............................33
         12.05    Failure to Maintain Premises........................34
         12.06    Alterations by Tenant...............................34
         12.07    Trade Fixtures and Personal Property................34

ARTICLE  13.00  TAXES.................................................35
         13.01    Landlord's Taxes....................................35
         13.02    Tenant's Taxes......................................35
         13.03    Right to Contest....................................35

ARTICLE  14.00   INSURANCE............................................36
         14.01    Landlord's Insurance................................36
         14.02    Tenant's Insurance..................................36
         14.03    Waiver of Subrogation...............................37

ARTICLE  15.00  PARKING AND PARKING FACILITY..........................37
         15.01    ....................................................37
         15.02    ....................................................38
         15.03    ....................................................38

ARTICLE  16.00  LANDLORD'S SPONSOR....................................38
         16.01    Product Sponsors....................................38

ARTICLE  17.00  INDEMNITY.............................................38
         17.01    Indemnity by Tenant.................................38
         17.02    Indemnity by Landlord...............................39
         17.03    Survival............................................40

ARTICLE  18.00   ASSIGNMENT; RIGHT OF FIRST REFUSAL...................40
         18.01    Assignment; Subleasing..............................40
         18.02    Subsequent Assignments..............................40
         18.03    Right of First Refusal..............................40
         18.04    Transfers to Affiliates.............................41

ARTICLE  19.00  SURRENDER.............................................42
         19.01    Possession..........................................42
         19.02    Trade Fixtures, Personal Property and Improvements..42
         19.03    Merger..............................................42
         19.04    Payments After Termination..........................42

ARTICLE  20.00  HOLDING OVER..........................................42
         20.01    Month-to-Month Tenancy..............................42
         20.02    Tenancy at Sufferance...............................42
         20.03    General.............................................43

ARTICLE  21.00  RULES AND REGULATIONS.................................43
         21.01    Purpose.............................................43
         21.02    Observance..........................................43
         21.03    Modification........................................43
         21.04    Non-Compliance......................................43

ARTICLE  22.00  EMINENT DOMAIN........................................43
         22.01    Total Taking........................................43
         22.02    Partial Taking of Premises..........................43
         22.03    Partial Taking of Stratosphere......................44
         22.04    Notice..............................................44
         22.05    Distribution of Awards..............................44
         22.06    Restoration.........................................45
         22.07    Surrender...........................................45

ARTICLE  23.00  DAMAGE BY FIRE OR OTHER CASUALTY......................45
         23.01    Damage to Premises..................................45
         23.02    Damage to Stratosphere..............................45
         23.03    Restoration; Abatement..............................46
         23.04    Limitation on Landlord's Liability..................46
         23.05    Restoration Plans...................................46
         23.06    Restoration Contracts...............................46

ARTICLE  24.00  TRANSFERS BY LANDLORD; NON-DISTURBANCE, SUBORDINATION.47
         24.01    Sale, Conveyance and Assignment.....................47
         24.02    Effect of Sale, Conveyance, or Assignment...........47
         24.03    Subordination.......................................47
         24.04    Attornment..........................................47
         24.05    Nondisturbance......................................48
         24.06    Effect of Attornment................................48
         24.07    Execution of Instruments............................48
         24.08    Attornment of Subtenants............................48

ARTICLE  25.00  NOTICES, ACKNOWLEDGMENTS, AUTHORITIES FOR ACTION......49
         25.01    Notices.............................................49
         25.02    Acknowledgments.....................................49
         25.03    Authorities for Action..............................50

ARTICLE  26.00  DEFAULT AND REMEDIES..................................50
         26.01    Tenant's Default....................................50
         26.02    Remedies............................................54
         26.03    Interest and Costs..................................54
         26.04    Performance of Covenants............................54
         26.05    Payments............................................54
         26.06    Termination for Failure to Commence Construction....55
         26.07    Remedies Cumulative.................................55
         26.08    Waiver of Redemption................................55
         26.09    Tenant's Right to Cure Landlord Default.............55

ARTICLE  27.00  APPRAISAL ............................................56
         27.01    Appraisal ..........................................56
         27.02    Payment and Adjustment .............................57

ARTICLE  28.00  MISCELLANEOUS.........................................57
         28.01    Consent Not Unreasonably Withheld ..................57
         28.02    Applicable Law and Construction ....................57
         28.03    Entire Agreement ...................................57
         28.04    Amendment or Modification ..........................57
         28.05    Construed Covenants and Severability ...............57
         28.06    No Implied Surrender or Waiver .....................57
         28.07    Counterparts........................................58
         28.08    Successors Bound ...................................58
         28.09    Unavoidable Delay ..................................58



                                                                          3/5/96


                         DEVELOPMENT AND LEASE AGREEMENT


BETWEEN:   Stratosphere Corporation, a Delaware corporation         ("Landlord")


AND:       Strato-Retail, LLC , a Nevada limited liability company    ("Tenant")


PROJECT:   THE STRATOSPHERE
           Las Vegas, Nevada

DATE:      March 11, 1996.


LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:


ARTICLE 1.00  BASIC DATA AND DEFINITIONS

1.01 BASIC DATA. The following basic data forms a part of this Lease and each reference to the following defined terms shall include the data set forth below:

        (a) ANNUAL MINIMUM RENT. The fixed minimum rent for the Premises at the annual rate as determined from time to time in accordance with this Lease. Annual Minimum Rent for the Premises during the Initial Term shall be $1,000,000 per Lease Year. Annual Minimum Rent for any Extended Term shall be at the rate set forth in
                Article 5.04.

        (b) BUILDING SHELL CONSTRUCTION. That portion of Tenant's Development Obligations being assumed by Landlord pursuant to the Agreement in which Landlord has agreed to construct the shell of the second floor of the Base Building to house both Phase I and Phase II of the Premises ("Building Shell") in accordance with the criteria attached hereto as Exhibit E.

        (c) DEVELOPMENT PERIOD. The construction period necessary to complete construction of the Tenant Development Obligations with respect to Phase I which shall commence on the Delivery Date for Phase I and be substantially completed on the later to occur of
                (i) one hundred twenty (120) days after the Delivery Date for Phase I, or (ii) Landlord's Opening Date, subject to Unavoidable Delays and delays caused by Landlord's failure to timely complete the Building Shell Construction, as well as the construction period necessary to complete construction of the Tenant Development Obligations with respect to Phase II which shall commence on the Delivery Date for Phase II and be substantially completed one hundred twenty (120) days after the Delivery Date for Phase II, subject to Unavoidable Delays.

        (d) DELIVERY DATE. The applicable date on which the Base Building and all Landlord improvements thereto with respect to each of Phase I and Phase II (including, without limitation, the Building Shell Construction for Phase I and Phase II) are ready for Tenant to commence the balance of Tenant's Development Obligations. Landlord and Tenant acknowledge that there shall be separate Delivery Dates for Phase I and Phase II.

        (e) EXHIBITS. The consecutively lettered Exhibits A through H, each of which is attached hereto and made a part of this Lease.

        (f)     LANDLORD'S NOTICE ADDRESS.

                STRATOSPHERE CORPORATION
                2000 Las Vegas Boulevard South
                Las Vegas, Nevada  89104

        (g)     TENANT'S NOTICE ADDRESS.

                c/o THE GORDON COMPANY
                1310 Montana Avenue, Suite "A"
                Santa Monica, California  90403
                Attn:  Randy Brant

                c/o SIMON PROPERTY GROUP, L.P.
                National City Center
                115 W. Washington Street
                Indianapolis, Indiana  46204
                Attention:  President

        (h) INITIAL TERM. The term of this Lease, which shall commence on the Delivery Date for Phase I and end fifty-five (55) full calendar years thereafter, plus the partial calendar year between the Delivery Date for Phase I and the next succeeding December 31, unless extended or sooner terminated in accordance with the provisions of this Lease.

        (i) TRADE NAME. The Tower Shops at Stratosphere The Trade Name may not be changed without the prior written consent of Landlord.

1.02 DEFINITIONS. The following terms shall have the meanings set forth in this Article 1.02:

        (a) AGREEMENT. That certain side letter agreement of even date herewith in which Landlord has agreed to construct, on Tenant's behalf, that portion of Tenant's Development Obligations which constitute the Building Shell Construction for Phase I and Phase II and certain other improvements approved by Tenant. A copy of the Agreement is attached hereto as Exhibit G.

        (b)     APPRAISAL. Appraisal in accordance with Article 27.00.

        (c) BASE BUILDING. The two story low rise building which will contain, among other things, both Phase I and Phase II of the Premises and be connected to the Tower and Hotel and constructed in accordance with the criteria set forth on Exhibit A attached hereto.

        (d) BREAKPOINT. During the Initial Term of the Lease, the Breakpoint shall be equal to $6,000,000, such figure to be increased as follows:

                (i) Commencing on the date on which Phase II is substantially completed and at least fifty percent (50%) of the gross leasable area available for occupancy by Subtenants therein initially opens to the public for business, then the Breakpoint shall be increased to$10,500,000.00. Tenant shall provide Landlord with written evidence setting forth in reasonable detail a computation showing the date on which fifty percent (50%) of the gross leasable area available for occupancy in Phase II initially opened to the public for business.

        (e) COMPLETION DATE. The date on which (i) the Stratosphere has been substantially completed and is open to the public for business, and (ii) construction of the Premises Common Areas for Phase I has been substantially completed, and (iii) all of Tenant's Development Obligations necessary to ready Subtenant premises for occupancy in Phase I has been substantially completed, all of which shall be required to be completed no earlier than the last day of the Development Period or such later date as may be agreed upon in writing by Landlord and Tenant.

        (f)     COMMON AREAS. As depicted in Exhibit B attached hereto.

        (g)     (i)     STRATOSPHERE COMMON AREAS. The sidewalks, parking areas,
                        stairway service corridors, truck loading areas and docking facilities, malls, aisleways, elevators, escalators, stairways and other portions of the Stratosphere (excluding the Premises) located on Landlord's Parcel and made available from time to time in accordance with Article 2.03 for the general and non-exclusive use, convenience and benefit of Landlord, Tenant, Subtenants, and their respective customers, guests and invitees.

                (ii) PREMISES COMMON AREAS. The malls, aisleways and other portions of the Premises made available from time to time for the general and non-exclusive use, convenience and benefit of Landlord, Tenant, Subtenants and their respective customers, guests and invitees.

        (h) DEVELOPMENT COSTS. "Development Costs" shall mean one hundred five percent (105%) times all third party architectural, engineering and consulting fees, and all construction costs (including construction costs associated with individual Subtenant spaces therein which are funded by Tenant in the form of allowances or otherwise). Development Costs shall specifically exclude all costs associated with Tenant's Financing including, but not limited to, survey, title and environmental expenses and all costs of obtaining a separate tax parcel designation for the Premises.

        (i) EXISTING LEASE. Lease entered into by and between Stratosphere Corporation as Landlord and McDonalds Corporation as Tenant, dated February 14, 1996, which Lease will be partially assumed by Tenant as provided in Article 9.01.

        (j) EXPANSION SPACE. All space designated for retail use and connected to the proposed 900 room hotel expansion and containing approximately 5,000 square feet of gross building area all as depicted on Exhibit B attached hereto.

        (k) EXTENDED TERM. Tenant's right to extend the term of the Lease for an additional twenty (20) years upon and subject to the terms and conditions set forth in Article 3.00 below.

        (l) FIRST LEASE YEAR. The first lease year shall commence on the Delivery Date for Phase I and end on the following December 31.

        (m) GAAP. Generally accepted accounting principles as the same may from time to time be amended or supplemented.

        (n) GROSS RENTS. The gross receipts of Tenant received from Subtenants during each Lease Year denominated as annual minimum rent and percentage rent (whether in addition to or in lieu of annual minimum rent). Gross Rents shall specifically exclude all reimbursements to Tenant from Subtenants for common area maintenance, insurance, utilities, real estate taxes and other ancillary charges under any Sublease.

        (o) LANDLORD DESIGNATED SPACES. Retail space in the Premises reserved for Sublease by Tenant to Landlord, or Landlord's assignee, for:

                (i) Photo booth in Phase I designated as Space B-14 and containing approximately 1,134 square feet; and

                (ii) Landlord retail in Phase I designated as Spaces D-4 and E-15 and containing approximately 2,559 square feet and 2,251 square feet respectively;

                All as more particularly set forth in Article 9.03 and as shown on Exhibit C attached hereto.

        (p) LANDLORD'S OPENING DATE. April 30, 1996 or such later date as Landlord shall open the Stratosphere to the public for business.

        (q) LANDLORD PARCEL. The real estate owned by Landlord and legally described in Exhibit D attached hereto.

        (r) LANDLORD'S DEVELOPMENT OBLIGATIONS. The obligations of Landlord to construct the first floor of the Base Building of the Premises.

        (s) LEASE YEAR. Each Lease Year shall commence on January 1st of each year of the Initial Term or Extended Term, except the First Lease Year, and end on December 31st of the same year unless sooner terminated as herein provided.

        (t)     LEASE. This Development and Lease Agreement, including the
                Exhibits.

        (u) MEZZANINE FLOOR. The retail or storage space located on the mezzanine level of the second floor of the Base Building.

        (v) NET REVENUE. Gross Rents, key money paid by Subtenants to Tenant, and Sponsorship income of Tenant, less the following:

                (i)     the Breakpoint;

                (ii) Any sums collected and paid out by Tenant for any sales or excise or value added tax imposed by and accounted for by Tenant to any duly constituted governmental authority; and

                (iii) Any amounts paid by Tenant to McDonalds Corporation pursuant to Paragraph 3C of the Existing Lease.

                Without limiting the generality of the foregoing, no expenditure related to Tenant's Financing whether principal, interest, fees, expenses or otherwise, shall be deducted in computing Net Revenue.

        (w)     OPERATING COSTS. As defined in Article 5.05.

        (x) PERMITTED USE. The Premises shall be used for a retail/entertainment complex under the Trade Name and only the Trade Name.

        (y) PHASE I. That portion of the Premises comprised of both Retail Floor and Mezzanine Floor of the Stratosphere consisting of approximately 69,000 square feet of gross floor area on the Retail Floor and an undetermined number of square feet of floor area to be located on the Mezzanine Floor, all of which is located upon the Landlord Parcel and which will connect the retail portion of the Stratosphere to the vertical access of the Tower as depicted on Exhibit B attached hereto.

        (z) PHASE II. That portion of the Premises comprised of both Retail Floor and Mezzanine Floor of the Stratosphere consisting of approximately 52,000 square feet of gross floor area on the Retail Floor and an undetermined number of square feet of floor area to be located on the Mezzanine Floor, all of which shall be located upon the Landlord Parcel and which shall connect to Phase I as depicted on Exhibit B attached hereto.

        (aa) PREMISES. Phase I and Phase II, as the same may be expanded from time to time to include all or any portion of the Expansion Space, and measured to the center line of all exterior walls, floors and ceilings.

        (bb) RENT. The aggregate of all amounts payable by Tenant to Landlord in accordance with Article 5.00 and otherwise pursuant to the terms and conditions of this Lease.

        (cc) RETAIL FLOOR. The retail space located on the second floor of the Base Building including areas designated for public walkways and Premises Common Areas.

        (dd)    SHARED RENT. The rent payable to Landlord as provided in Article
                5.02 below.

        (ee) STRATOSPHERE. The hotel containing not less than 900 rooms ("Hotel), a casino of not less than 50,000 square feet ("Casino"), a tower containing one or more restaurants, meeting rooms, a lounge, an observation deck ("Tower"), the Premises, and the Parking Facility all currently under refurbishment and development in the configuration shown on the plot plan attached hereto as Exhibit B and which is located on the Landlord Parcel at the intersection of Las Vegas Boulevard and Baltimore Road.

        (ff) SUBLEASE(S). The lease agreements between Tenant and each Subtenant, and all amendments, modifications and supplements thereto.

        (gg) SUBTENANT(S). Those individuals or entities who Sublease space from Tenant within the Premises and any Expansion Space including, without limitation, the Landlord Designated Spaces and the Third Party Designated Spaces.

        (hh) TENANT'S DEVELOPMENT OBLIGATIONS. The obligations of Tenant to develop and construct the Premises into a retail/entertainment complex as more particularly set forth in Article 8.01.

        (ii) THIRD PARTY DESIGNATED SPACES. Retail space reserved for Sublease in Phase II by Tenant to:

                (i) Rainforest Cafe designated as Space I-1 and containing approximately 18,136 square feet;

                (ii) Kids Quest designated as Space G-5 and containing approximately 955 square feet; and

                (iii) Aquarium gift shop designated as Space I-2 and containing approximately 3,953 square feet.

                All as more particularly set forth in Article 9.02.

ARTICLE 2.00  GRANT OF LEASE

2.01 GRANT OF LEASE. Tenant acknowledges that Landlord is entering into this Lease in order that there be an attractive retail/entertainment complex on the Premises which will be developed, operated, managed, and maintained with a level of aesthetic appearance and attractiveness consistent with that found in the balance of the Stratosphere, upon and subject to the terms and conditions of this Lease.

        Landlord, for and in consideration of the rents hereinafter reserved and the covenants and agreements on the part of Tenant to be paid and performed, hereby demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, to have and to hold during the term, subject to the terms and conditions of this Lease. Landlord hereby warrants and represents to Tenant that it has full authority to lease the Premises to Tenant as provided herein subject only to those encumbrances set forth on Exhibit F attached hereto which Tenant hereby acknowledges as permitted encumbrances ("Permitted Encumbrances").

        Landlord hereby reserves unto itself, its agents, successors, assigns, employees, guests and invitees a non-exclusive easement for ingress and egress over, under and across those portions of the Premises Common Areas. Further, Landlord, its agents and employees shall have a non-exclusive easement for ingress and egress over all other portions of the Premises as may be necessary to permit Landlord to repair and maintain the Stratosphere or to otherwise exercise its rights and obligations under this Lease; provided, however, except in an emergency, Landlord shall give Tenant prior notice of the intention of Landlord, its agents or employees to enter upon any portion of the Premises for such purposes and in the exercise of such rights shall use reasonable efforts to minimize any disruption to Tenant's operation of the Premises or the operation of any Subtenant therein. Landlord shall repair and restore any portion of the Premises damaged or disturbed by Landlord, its agents or employees as a result of such entry upon the Premises.

2.02 QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying all Rent and performing all covenants and agreements on its part to be performed, shall have quiet enjoyment and possession of the Premises during the Initial Term and Extended Term, subject to the terms and conditions of this Lease and to any Permitted Encumbrances to which this Lease is subordinate.

2.03 GRANT OF NON-EXCLUSIVE EASEMENTS. Landlord hereby grants to Tenant, Subtenants and their respective customers, guests and invitees, a non-exclusive easement, throughout the term of this Lease, over, upon, and across the Stratosphere Common Areas (such as, without limitation, the public areas of the first floor of the Base Building, escalators, parking areas (including the Parking Facility as defined in Article 15.01), sidewalks, elevators and walkways, and specially designated truck loading and docking facilities and related roadways) for, among other things, ingress and egress to and from the Landlord Parcel and roadways adjacent to the Stratosphere, the passage and parking of motor vehicles and trucks and other delivery and service vehicles to and from the Landlord Parcel and the Premises and ingress and egress to and from the Premises and to and from other portions of the Stratosphere and for all other necessary uses by the foregoing parties in connection with their respective rights in and to the Premises, including access to provide services to the Premises not otherwise provided by Landlord, provided that Landlord may at any time appropriate portions of the Stratosphere Common Areas for Landlord's exclusive use, except that Landlord shall in no event change or appropriate in any way (i) the escalators shown on Exhibit B attached hereto which are the primary access to the Premises and the Tower, and (ii) any access areas between the Premises and the Tower, without in each instance obtaining Tenant's prior written approval, nor shall Landlord appropriate other portions of the Stratosphere Common Areas without in each instance substituting adequate alternative areas sufficient to provide continuous vehicular and pedestrian ingress, egress and a Parking Facility for the non-exclusive use of Tenant, Subtenants and their respective customers, guests and invitees as provided above. Prior to any such appropriation or change in the Stratosphere Common Areas by Landlord, Tenant shall be given thirty (30) days prior written notice describing the same. Tenant's use of the Stratosphere Common Areas shall be subject to reasonable, non-discriminatory rules and regulations established by Landlord from time to time pursuant to Article 21.00.


ARTICLE 3.00  TERM AND POSSESSION

3.01 INITIAL TERM. The Initial Term of this Lease shall commence on the Delivery Date for Phase I.

        Landlord and Tenant will execute a recordable memorandum of this Lease in form and content approved by both parties setting forth the actual Delivery Date and Completion Date and other pertinent terms hereof as reasonably designated by either party.

3.02 EXTENDED TERM. Provided that at the time of exercise of and, unless waived by Landlord as a condition to effectiveness of such exercise (without waiving the Event of Default for any other purpose), at the time the Extended Term is to commence, no Event of Default shall exist and be continuing, Tenant is hereby granted the option ("Option"), which Option is integral with this Lease and may not be separately assigned (that is, the Option may be exercised, if at all, only in whole as to the entire Premises and not in part and only by the holder from time to time of the Tenant's interest under this Lease), to extend the term of this Lease an additional twenty (20) years ("Extended Term"), such period to commence at the expiration of the Initial Term.

3.03 EXERCISE OF OPTION. Tenant shall exercise, if at all, the Option to extend the Initial Term of this Lease, as follows: At any time on or before the date which is six (6) months prior to the expiration of the Initial Term, Tenant may give written notice to Landlord that Tenant elects to exercise the Option and, if Tenant fails to give such notice within the time required, Tenant shall have waived its right to extend the Initial Term. If Landlord and Tenant do not agree on the Annual Minimum Rent and Shared Rent for the Extended Term within sixty (60) days after Tenant exercises the Option, then the Rent shall be determined by Appraisal in accordance with Article 27.0. If the Annual Minimum Rent and Shared Rent for the Option is determined by Appraisal and Tenant is not satisfied with the Appraisal, then Tenant may elect to terminate this Lease in its entirety by giving written notice thereof to Landlord within thirty (30) days after its receipt of the Appraisal, which termination shall be effective as of the scheduled expiration of the Initial Term, or if Landlord elects by Landlord giving written notice thereof to Tenant within twenty (20) days after receipt of such termination notice from Tenant, such termination shall be effective as of twelve (12) months after such termination notice is given by Tenant, in which case, the Initial Term shall be automatically extended to the last day of such twelve (12) month period and the Rent payable during such twelve (12) month period shall be the same as that payable during the Initial Term.

        Any such Extended Term as above provided shall operate as an extension of the Initial Term hereof, so that this Lease and each and every covenant, agreement and provision thereof shall be and remain in full force and effect during the Initial Term hereof as extended and with the same force and effect as if the Initial Term of this Lease were originally for such Extended Term, except (a) the Annual Minimum Rent and Shared Rent during the Extended Term for the Premises shall be as set forth in this Article 3.03 , (b) Tenant shall have no option to extend the Initial Term of this Lease beyond the expiration of the Extended Term , and (c) Landlord shall not be obligated to provide any new or additional leasehold improvements or allowances to Tenant.

3.04 ACCEPTANCE OF PREMISES. Tenant shall have thirty (30) days after Landlord's Development Obligations for each of Phase I and Phase II of the Building Shell Construction are substantially complete ("Inspection Period") within which to inspect the Building Shell Construction and to notify Landlord in writing of any defects or faults in Landlords workmanship or materials or Landlord's failure to conform to plans and specifications approved by Tenant ("Tenant's Construction Objections"). If Tenant fails to so notify Landlord of Tenant's Construction Objections within the Inspection Period, then Tenant shall be deemed to be satisfied with the condition of the Premises except for latent defects and any other defects which are not readily discoverable by an inspection. If Tenant notifies Landlord of Tenant's Construction Objections during the Inspection Period, Landlord shall, within thirty
        (30) days thereafter ("Remedy Period") remedy Tenant's Construction Objections to Tenant's reasonable satisfaction. If Tenant is not satisfied with Landlord's remedy to Tenant's Construction Objections, Tenant shall notify Landlord further of Tenant's Construction Objections in writing within five (5) days after the Remedy Period ("Notice Period") at which time Landlord and Tenant shall, no later than thirty
        (30) days after the Notice Period, settle Tenant's Construction Objections by arbitration. The arbitration shall be conducted pursuant to the Construction Rules of American Arbitration Association ("AAA") by three (3) arbitrators appointed according to those rules. All proceedings shall be conducted in English and the Federal Rules of Civil Procedure shall prevail. The arbitration proceedings shall take place in the State of Nevada and Landlord and Tenant irrevocably submit to the jurisdiction of said State for purposes of the aforementioned arbitration proceedings. The expenses of arbitration shall be borne equally by the parties hereto or as the arbitrator shall otherwise equitably determine.

        Landlord shall guaranty Landlord's Development Obligations with respect to Phase I and Phase II of the Building Shell Construction for a period of one (1) year from the Delivery Date for each of Phase I and Phase II against faulty and/or defective materials and workmanship. Landlord shall assign or otherwise cooperate to make available to Tenant Landlord's rights in and to any third party warranties and guarantees with respect to the Premises to Tenant.

ARTICLE 4.00  GAMING

        If at any time (a) Tenant or any person associated in any way with Tenant is denied a gaming license, found unsuitable, or is denied or otherwise unable to obtain any other approval with respect to the Premises by the Nevada Gaming Commission, any other agency or subdivision of the State of Nevada or any other agency or subdivision thereof or of any other government regulating gaming (collectively "Gaming Authorities"), is required by any Gaming Authority to apply for an approval and does not apply within any required time limit, as the same may be extended by such Gaming Authority, withdraws any application for approval other than upon a determination by the applicable Gaming Authority that such approval is not required, and if the result of the foregoing has or may have an adverse effect on Landlord or any affiliate of Landlord or does or may materially delay obtaining any approval; or
        (b) any Gaming Authority commences or threatens to commence any suit or proceeding against Landlord or any affiliate of Landlord or to terminate or deny any approval of Landlord or any affiliate of Landlord as a result of Tenant or any person associated with Tenant (all of the foregoing events described in (a) and (b) above are collectively referred to as a "Denial"), Landlord may terminate this Lease by written notice to Tenant; provided, however, if Landlord exercises its right to terminate this Lease pursuant to this Article 4.00 solely as the result of an association of Tenant or any person associated with Tenant which is the subject of a Denial, this Lease shall not terminate if Tenant ends such association within thirty (30) days of Landlord's notice of termination or within such longer period of time, if any, as the Gaming Authority gives for terminating such association. Tenant and all such persons associated with Tenant shall promptly, and in all events within any time limit established by law, regulation or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities. A person shall be deemed associated with Tenant if that person directly or indirectly owns any equity interest in Tenant, any equity interest in such person is directly or indirectly owned by Tenant, any equity interest in such person is directly or indirectly owned by a person directly or indirectly having any equity interest in Tenant (all of the foregoing are hereinafter referred to as "Tenant Affiliates"), such person is employed by Tenant or a Tenant Affiliate, is an officer, director or agent of Tenant or a Tenant Affiliate, has any contractual relationship with Tenant or a Tenant Affiliate, furnishes services or property to Tenant or a Tenant Affiliate, or has the power to exercise a significant influence over Tenant or a Tenant Affiliate. Without limiting the generality of the foregoing, all Leasehold Mortgagees holding a Leasehold Mortgage on all or any of Tenant's interest in this Lease and/or the Premises and all Subtenants shall be deemed associated with Tenant.

        Tenant represents to Landlord that neither Tenant, nor any partner in Tenant, nor, to the best of Tenant's knowledge, any person associated with Tenant is unwilling to file all necessary applications to obtain whatever approvals may be required of such persons in connection with the transactions provided for herein. To the best of Tenant's knowledge, neither Tenant nor any partner in Tenant, nor any person associated with Tenant has ever engaged in any conduct or practices which any of the foregoing persons should reasonably believe would cause such person or entity to be denied any approval. Except as disclosed in writing to Landlord on or before the execution hereof, neither Tenant, any partner in Tenant, nor any officer, director or shareholder of any thereof has ever (i) been arrested, detained, charged, indicted or summoned to answer for any criminal offense or violation for any reason whatsoever, regardless of disposition of the event, except for minor traffic citations, (ii) had a criminal indictment, information or complaint returned against him for which he was not arrested or in which he was named as an unindicted co-party, (iii) been questioned by a city, state, federal or law enforcement agency, commission or committee, (iv) been subpoenaed to appear to testify before a federal, state or county grand jury, board or commission, (v) had a civil or criminal record expunged or sealed by a court order, (vi) received a pardon for any criminal offense, (vii) had any member of his family or spouse's family who has ever been convicted of a felony, (viii) held a privileged or professional license in any state, (ix) had any disciplinary action taken against him with respect to any such license, or (x) been refused a gaming license or related finding of suitability or a license for selling alcoholic beverages or been a participant in any group which has been denied any such license or finding based upon a finding of unsuitability.


ARTICLE 5.00  RENT AND OPERATING COSTS

5.01 ANNUAL MINIMUM RENT. Commencing on the Completion Date, Tenant shall pay to Landlord as and for Tenant's Annual Minimum Rent for the Premises the sum of $1,000,000 payable in equal monthly installments of $83,333.33 in advance on the first day of each calendar month included in the Initial Term and at that prorated rate payable in advance for any partial calendar month should the Completion Date not fall on the first day of a calendar month.

5.02 SHARED RENT. Commencing with the First Lease Year, in addition to the payment of the Annual Minimum Rent as described in Article 5.01 above, Tenant shall pay to Landlord, for each full or partial Lease Year of the Initial Term, an amount equal to fifty percent (50%) of Tenant's Net Revenue for such period ("Shared Rent").

        Shared Rent shall be payable quarterly, within thirty (30) days following the end of each calendar quarter of each Lease Year, and shall be accompanied by a written statement from Tenant setting forth in reasonable detail the computation of Shared Rent for such quarter and certified by the treasurer or chief financial officer of a member of Tenant. The Breakpoint shall be pro rated for each such quarterly computation. If and to the extent Tenant shall overpay or underpay Shared Rent for any Lease Year, such sums shall be adjusted annually, within sixty (60) days following the end of each Lease Year, with any underpayment being made by Tenant to Landlord on such sixtieth (60th) day, and any overpayment being credited to the next installment of Annual Minimum Rent or Shared Rent thereafter becoming due hereunder.

5.03 MAINTENANCE AND INSPECTION OF RECORDS. Tenant shall maintain in its main office in Indianapolis, Indiana, complete and accurate books of accounts and records with respect to Net Revenue and Shared Rent and the computation thereof. Copies of summaries of such records shall be made available to Landlord at its office in Las Vegas, Nevada upon Landlord's written request. Such books of accounts and records shall at all times be retained and preserved by Tenant for at least the six (6) immediately preceding Lease Years. Landlord shall be entitled at all times during business hours, upon reasonable notice, through Landlord's duly authorized agents, or accountants, to inspect and make copies of any records and books of Tenant with respect to the computation of Net Revenue and Shared Rent. At any time within two (2) years after receipt of any Net Revenue calculation furnished to it by Tenant pertaining to Shared Rent, Landlord may cause a special audit to be made of Tenant's records relating to Shared Rent for the period covered by such Net Revenue calculation. The cost of such audit shall be paid by Landlord unless it shall be determined as a result of such audit that the Shared Rent properly payable to Landlord was understated in any Net Revenue calculation furnished by Tenant to Landlord by more than two percent (2%) in any Lease Year, including the First Lease Year, in which case Tenant shall pay the cost of the audit. Any understated amount of Shared Rent discovered by such an audit shall be immediately due and payable to Landlord.

        Should Tenant cause or permit an audit to be conducted with respect to the Net Revenue calculation or Shared Rent, promptly upon receipt of any accountant's or other report with respect thereto, Tenant shall deliver a copy thereof to Landlord.

        Landlord shall not disclose any confidential information obtained pursuant to this Article 5.00 except (a) as required by law, (b) in litigation, (c) to actual or prospective lenders and/or purchasers or
        (d) to Landlord's advisors and consultants as required in connection with their services provided that Landlord will make reasonable efforts to obtain from such advisors and consultants, other than attorneys and accountants, an agreement not to disclose such confidential information other than as permitted in this paragraph. Confidential information shall not include, and Landlord shall have no obligation to refrain from using or disclosing, information which meets any of the following criteria:

        (i) The information is lawfully known by Landlord, its agents, employees or advisors at the time of the audit or inspection;

        (ii) The information is or becomes known to the general public through no fault of Landlord, its agents, employees and advisors;

        (iii) The information is independently developed by Landlord without use of confidential information; or

        (iv) The information is lawfully received by Landlord from a third party.

        Upon any permitted assignment in accordance with the provisions of this Lease , Tenant shall deliver to the assignee copies of all books of accounts and records required to be maintained and retained as provided in this Article 5.03.

5.04 EXTENDED TERM. Rent for the Premises for the Extended Term, if any, shall be determined as provided for in Article 3.03 and shall be payable on the commencement of the Extended Term.

5.05 OPERATING COSTS. Tenant shall pay or cause to be paid when due all costs incurred by it in connection with the development, operation, management and ownership of the Premises as permitted hereunder including, but not limited to, Tenant's allocable share of the costs incurred by Landlord pursuant to Article 15.02, real estate taxes assessed solely against the Premises, insurance with respect to the Premises only and required to be carried by Tenant hereunder, utility services serving the Premises, if possible, special assessments levied or charged against the Premises, maintenance and repair of all non-structural components of the Premises, repair and/or replacement of all internal finishings such as ceilings, floors, walls, decorations, doors, window frames, and janitorial services, but excluding any items included within Landlord's Development Obligations. If Tenant fails to pay such costs when due, and such failure may result in Landlord being liable for such costs or an adverse effect upon Landlord's ability to operate or maintain all or any portion of the Stratosphere (other than the Premises), Landlord shall have the right, but not the obligation, to pay any portion or all of such costs and charge such amount to Tenant as Rent payable within ten (10) days of Landlord's notice to Tenant plus a penalty of five percent (5%) of such costs not so paid within such period.

5.06 OTHER CHARGES. Tenant shall pay to Landlord, at the times and in the manner provided in this Lease or, if not so provided, within thirty (30) days after notice from Landlord, all amounts (other than those payable under Articles 5.01, 5.02, 5.04 and 5.05) which are payable by Tenant to Landlord under this Lease.

5.07 PAYMENT OF RENT - GENERAL. All amounts payable by Tenant to Landlord or by Tenant to any other third party as provided for in this Article 5.00, shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to Landlord, without deduction or set-off (except that Tenant shall have the right of set-off against Rent as further provided for in Articles 6.01 and 26.09) in legal tender of the jurisdiction in which the Premises are located, at Landlord's Notice Address, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant's obligation to pay Rent shall survive the expiration or earlier termination of this Lease. Subject to the terms and conditions of this Lease, Landlord and Tenant acknowledge and agree that this Lease shall be deemed and construed as a net, net lease.

5.08 PROFIT FROM SALE OF BRICKS. At Tenant's election, Landlord and Tenant shall form a joint venture to sell the right to customers to place their name on the bricks that will form the floor of the walkway on the Premises Common Areas ("Brick Site"). Landlord and Tenant shall cooperate with each other during construction of the Brick Site as it relates to the sale of bricks. The gross receipts from the sale of bricks less the cost of marketing the sale of bricks and the cost to engrave the names of the customers on the bricks shall be deemed "Brick Profits". Landlord and Tenant shall equally share in the Brick Profits. The gross receipts from the sale of bricks shall not be used in the calculation of Shared Rent. Management of this joint venture shall be upon terms and conditions mutually agreed upon by Landlord and Tenant.


ARTICLE 6.00  USE OF PREMISES

6.01 USE. For so long as the Stratosphere shall be open to the public for business, the Premises shall be used and occupied only for the Permitted Use and for no other use or purpose whatsoever and, except for gaming activities that are conducted by Landlord, Tenant shall not conduct and/or permit any gaming activity to occur on the Premises. For purposes of this Article 6.01, gaming activity shall not include the operation of an arcade which is intended for use primarily by minors.

        After Landlord's Opening Date, if the Stratosphere shall not be open to the public for business (other than temporary closings for remodeling or as a result of damage by fire or other casualty as provided in Article 23.00) for a period in excess of six (6) consecutive months, then the Premises may be used and occupied for any lawful use and Tenant shall have no obligation to make any payments of Annual Minimum Rent. In addition, Tenant shall have the right to make all changes to the Stratosphere Common Areas necessary to provide parking for and ingress and egress to the Premises and to provide utilities and all other services to the Premises necessary for the use and operation of the Premises. Tenant may offset against any Rent due to Landlord the cost incurred in providing any services which Landlord has failed to provide.

6.02 HOURS OF BUSINESS. So long as the Stratosphere is operating and open to the public for business during the days and hours described below, Tenant will open for business and remain open and conduct its business, and shall require not less than seventy five percent (75%) of the Subtenants to also open for business and remain open and conduct business in the Premises under its Trade Name and for the Permitted Use (or, with respect to the Subtenants, under their respective trade names and permitted uses) throughout the term on each day, 365 days per year, and during the hours of 10:00 a.m. to 11:00 p.m. Sunday through Thursday and 10:00 a.m. to 12:00 p.m. Friday and Saturday. Tenant agrees that, in addition to the hours of business set forth herein, the Premises Common Areas leading to and from the Tower elevators will remain open to the public during the same business hours as the Tower business hours.

6.03 RESTRICTIONS. Tenant (or anyone acting through, for, or in place of Tenant) shall not:

        (a) conduct, permit or advertise on or from or pertaining to the Premises any fire, sale, bankruptcy (unless a receiver in bankruptcy is appointed and requires such a sale on the Premises) or auction, whether real or fictitious, or wholesale business;

        (b) use, or permit to be used, the malls or sidewalks adjacent to the Premises, or any other Premises Common Areas (except for kiosks which do not unreasonably interfere with normal traffic flow in any direction) for the sale or display of any merchandise or for any other business, occupation, or undertaking;

        (c) use, or permit to be used, any sound broadcasting system or amplifying device which can be heard outside of the Premises;

        (d) use or permit the use of any portion of the Premises as regular living quarters, sleeping apartments, lodging rooms, or for any unlawful purpose;

        (e) grant any concession, license, or permission to any ticket broker or reservationist to sell or take orders for merchandise or services in the Premises; or

        (f) place any gaming merchandise, vending, game machines, game tables or any other gaming devices on the Premises except as provided for in Article 6.07.

6.04 PROMOTIONS. At reasonable times and in reasonable numbers, personnel of Landlord and/or its affiliates shall be entitled to enter upon the Premises and distribute promotional materials to all persons therein in a manner which does not unreasonably interfere with the use or operation of the Premises by Tenant or any of the Subtenants. The improvements to be constructed by Tenant in accordance with Article 8.00 shall include an information booth/kiosk constructed to the reasonable satisfaction of Landlord containing not more than one hundred (100) square feet and located as shown on Exhibit B attached hereto, at which information booth/kiosk the promotional materials of Landlord and Landlord's affiliates may be displayed and/or distributed and tickets may be sold to Stratosphere events. In addition, the information booth/kiosk may be staffed by Landlord's personnel or Landlord's affiliates personnel. No promotion by or on behalf of any competitor of Landlord or its affiliates in the gaming and/or hotel business shall be permitted on the Premises.

6.05 NAME, ADVERTISING AND SIGNAGE. Neither Tenant nor any Subtenant may use the Trade Name, picture or a representation of the Stratosphere Tower, Hotel and/or Casino in Tenant's and/or any Subtenant's name, signage, advertising, or otherwise without the prior written approval of Landlord which approval may be withheld in Landlord's sole and absolute discretion.

        Landlord agrees that during the Initial Term and Extended Term, Tenant or any Subtenant may use the Trade Name to identify its location and as a part of its address. The rights granted herein to the Trade Name do not include the right to use any of the Stratosphere trademarks and/or service marks including, but not limited to, Stratosphere, nor shall Tenant or any Subtenant be permitted to use the Trade Name in any manner other than as the name and address of the Premises. In particular, but not by way of limitation, neither Tenant nor any Subtenant shall have the right to use the Trade Name to market or make any product that has the Trade Name on the products. All signage and literature of or on behalf of Tenant or any Subtenant using the Trade Name shall be submitted to Landlord for its prior written approval.

        Landlord makes no representation of any kind and gives no warranty of any kind, express or implied, as to the right of Tenant or any Subtenant to use the Trade Name or any portion thereof. It is expressly agreed and understood by the parties hereto that any claim by any third party regarding the Trade Name and its use by Tenant or any Subtenant shall be the sole and complete responsibility of Tenant or such Subtenant and Landlord shall have no obligation of any kind including, but not limited to, any obligation to defend Tenant or such Subtenant or to assist Tenant or such Subtenant in its defense of any action with said third party. Further, neither Tenant nor any Subtenant shall have any rights to register the Trade Name or take any action against third parties regarding an alleged infringement of the Trade Name or any part thereof.

        The rights granted pursuant to this Article 6.05 to Tenant or any Subtenant shall terminate upon termination of this Lease or, if earlier, upon Tenant's or any Subtenant's cessation of use of the Trade Name. It is specifically agreed that the rights granted herein shall expire in the event that Tenant or any Subtenant fails to maintain the Premises in the quality and condition required herein after notice and opportunity to cure the same as more particularly set forth in Article 26.01 hereof.

        The rights herein granted shall not be assigned or sublicensed by Tenant or any Subtenant to any third party. Should Landlord reasonably determine that any advertising by Tenant or any Subtenant adversely affects the image, reputation or operations of the Stratosphere, or promotes any competitor of Landlord or its affiliates in the gaming and/or hotel business, Tenant or such Subtenant, as the case may be, shall immediately cease such advertising promptly upon receipt of written notice from Landlord. Tenant agrees that all interior signage for the Premises which is not in compliance with the signage criteria previously approved by Landlord is subject to Landlord's prior written approval which approval shall not be unreasonably withheld or delayed. Tenant shall have the right, during the term hereof, to install and maintain at least one (1) building facia sign on the exterior of the Premises, the content, design and location of which shall be subject to Landlord's prior written approval which approval shall not be unreasonably withheld or delayed.

        Tenant shall include in all Subleases the prohibitions contained herein against any Subtenant using the Trade Name or any existing name, any Stratosphere trademark or service marks and against advertising or promoting a gaming or hotel competitor of Landlord. The Subleases shall specifically state that such prohibitions are for the benefit of and directly enforceable by Landlord.

6.06 VENDING MACHINES. Tenant may not lease, license or otherwise permit vending machines or other similar devices in any portion of the Premises, without Landlord's written approval.

6.07 GAMING. Except as provided in Article 6.01 and this Article 6.07, no gaming or gaming devices shall be permitted in the Premises. Landlord reserves on behalf of itself and its affiliates, but without obligation to do so, the right to place, operate, maintain and/or remove, without charge, slot and other gaming machines in a location within the Premises reasonably acceptable to Tenant. The area on which such gaming machines are operated shall be the subject of a Sublease between Landlord and Tenant including mutually agreeable rent and other terms and conditions. The rent shall be based on the rent charged for retail space in the Premises and not rent charged for gaming space. All costs associated with such gaming areas including, without limitation, costs of providing electricity and security thereto, shall be borne by Landlord. The placement of gaming devices will be such as to not interfere, in any direction, with normal traffic flow in the Premises Common Areas and such devices shall be placed, operated, maintained and removed by Landlord in accordance with all applicable laws, codes and ordinances.

6.08 INTERFERENCE WITH CUSTOMERS. Landlord and Tenant shall not do, permit or suffer anything to be done, or kept upon the Premises, nor shall Landlord and Tenant conduct any activity hereunder which will obstruct or interfere with the rights of the other party, its affiliates, its and their other tenants or the patrons and customers of any of them, or which will annoy any of them or their patrons or customers by reason of unreasonable noise, odor, vibration, or otherwise, nor will Landlord or Tenant commit or permit any nuisance on the Premises or commit or suffer any immoral or illegal act to be committed thereon. Notwithstanding anything contained in this Article 6.08, Landlord will not make any changes to the Stratosphere Common Areas that would materially cut off Tenant's access from the Casino to the Premises.

6.09 COMPLIANCE WITH LAWS AND PERMITTED ENCUMBRANCES. Tenant, at Tenant's expense, shall comply with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to Tenant's use, development and management of the Premises, (ii) the Permitted Encumbrances including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, toxic or hazardous materials and substances, waste disposal, air emissions and other environmental matters, (iii) all zoning and other land use matters, and utility availability, and (iv) any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises. Tenant may elect to contest by appropriate proceeding, the application of any law, code, regulation or ordinance affecting the Premises provided such contest does not in any way jeopardize Landlord's title to the Premises or subject Landlord to the risk of any penalty, fine or criminal proceeding. If and to the extent due solely to Tenant's use of the Premises for the uses provided herein, improvements to the Premises or the Base Building are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay the entire cost thereof.

6.10 HAZARDOUS MATERIALS. Without the prior written consent of Landlord, which consent may be withheld in its sole and absolute discretion, Tenant shall not cause or permit to be brought upon or kept or used in, on or about the Premises by Tenant, its employees, agents, contractors, Subtenants or invitees any toxic or hazardous material, substance or waste. Without limiting the indemnification obligations of Tenant under
        Article 17.01, if the presence of any such material, substance or waste caused or permitted by Tenant, its employees, agents, contractors, Subtenants or invitees results in any contamination of the Premises, then Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such material, substance or waste, provided that Landlord's written approval of such actions shall first be obtained. The prohibition contained in this Article 6.10 shall not apply to the use of office supplies and cleaning solvents used by Tenant and the Subtenants in reasonable quantities and in accordance with applicable laws and regulations.


ARTICLE 7.00  EXPANSION SPACE.

7.01 EXPANSION SPACE. Landlord may, but shall not be obligated to, expand the Stratosphere to include an additional 900 room hotel, which expansion may contain additional retail space adjacent to the Premises. In the event Landlord so expands Stratosphere to include such new hotel, the additional retail space therein, if any, (" Expansion Space") shall be added to and constitute a part of the Premises subject to the provisions of this Article 7.01.

        In the event Landlord elects to expand the Stratosphere, including the Expansion Space, Landlord shall construct a building shell for the Expansion Space at its sole cost and expense in accordance with plans and specifications approved in advance by Tenant, it being agreed, however, that the specifications for such construction shall at least equal the standard of specifications listed in the Building Shell Criteria set forth in Exhibit E attached hereto. Landlord's construction work in the Expansion Space shall be subject to an Inspection Period and Remedy Period and the warranty provisions of Section 3.04 above. Tenant shall thereafter, at Tenant's sole cost and expense, complete the Expansion Space and ready any Subtenant space for occupancy. The parties acknowledge that there shall be no adjustment to the Breakpoint as a result of the addition of the Expansion Space to the Premises.


ARTICLE 8.00   DEVELOPMENT AND FINANCING OF THE PREMISES

8.01 TENANT'S DEVELOPMENT OBLIGATIONS. Tenant hereby agrees to construct and develop the Premises into a retail/entertainment complex, at Tenant's sole cost and expense and in accordance with all applicable laws, plans and specifications which have been approved by Landlord as hereinafter provided and the provisions of this Article 8.00, on or before the Completion Date. Landlord will construct, on behalf of Tenant, that portion of Tenant's Development Obligations for Phase I and Phase II respectively which constitute the Building Shell Construction and Tenant shall reimburse Landlord thereafter upon and subject to the terms and conditions of the Agreement. Tenant's costs associated with the completion of Tenant's Development Obligations for Phase I, exclusive of leasing and development fees, legal fees and Financing costs, but inclusive of sums paid by Tenant to Landlord with respect to the Building Shell Construction for Phase I, shall be not less than Twenty Million and 00/100 Dollars ($20,000,000). Tenant acknowledges that Tenant has additional development obligations relating to Phase II all as more particularly set forth in Article 8.04.2.

8.02 FINANCING. Tenant intends to obtain financing in an amount, and upon terms and conditions acceptable to Tenant, which, when added to other capital sources available to Tenant, is sufficient to pay the cost to complete Tenant's Development Obligations for the Premises ("Financing"). In the event that Tenant is unable to obtain Financing acceptable to Tenant, or otherwise provide Landlord with evidence that Tenant has available to it the necessary funds to meet Tenant's Development Obligations, within seven (7) days after execution of this Lease, then either party may terminate this Lease upon ten (10) days written notice to the other party, in which event, neither party shall have any further liability hereunder except as otherwise set forth in
        Article 26.06 hereof and the Existing Lease shall be assigned by Tenant to Landlord.

        In connection with the Financing or any amendment, consolidation, substitution, increase, renewal, replacement or refinancing thereof, Tenant shall have the absolute right, exercisable at any time and from time to time, without the necessity of securing Landlord's permission or consent, to mortgage, hypothecate or pledge its interest in this Lease and the leasehold estate created hereby and Tenant's right, title and interest in the Premises and/or the improvements therein, to assign Tenant's interest in this Lease including, without limitation, the right to receive rents, issues and profits as collateral security for and in connection with any leasehold mortgage(s) ("Leasehold Mortgage"), to any bank, savings and loan, pension fund, insurance company or other institutional investor or lender ("Leasehold Mortgagee") and to enter into any and all extensions, modifications, amendments, consolidations, substitutions, renewals, replacements and refinancings of any Leasehold Mortgage, as Tenant may desire, upon the condition that all rights acquired under any Leasehold Mortgage(s) shall be subject to the terms and conditions of this Lease and subordinated to the rights of Landlord hereunder, except for Landlord's right to receive Annual Minimum Rent which shall be subject and subordinate to any Leasehold Mortgage as hereinafter provided, and provided further that in no event shall the total aggregate debt secured by any Leasehold Mortgage(s) then outstanding exceed eighty percent (80%) of the appraised value of the Premises, as determined by the applicable Leasehold Mortgagee at the time any such Leasehold Mortgages shall be executed. No holder of a Leasehold Mortgage shall have the rights or benefits granted under Articles 8.02 and 8.03 until a copy of an executed counterpart of such Leasehold Mortgage, and of each extension, modification, amendment, replacement or refinancing thereof is delivered to Landlord.

        In the event the Leasehold Mortgagee (or its nominee, or designee or any purchaser of the leasehold estate created hereunder and their successors and assigns other than Tenant or any affiliated entity of Tenant) shall succeed to Tenant's interest under this Lease and in the Premises by foreclosure, or transfer in lieu of foreclosure, Leasehold Mortgagee (or its nominee, or designee or any purchaser of the leasehold estate created hereunder and their successors and assigns other than Tenant or any affiliated entity of Tenant) shall not be required to pay to Landlord any installments of Annual Minimum Rent, as required by Article 5.01, that accrue during the period of time the Leasehold Mortgagee (or its nominee, or designee or any purchaser of the leasehold estate created hereunder and their successors and assigns) shall hold any such interest. In addition, the Breakpoint, as calculated in accordance with
        Article 1.02(d), shall be decreased to seven million and 00/100 dollars ($7,000,000.00) ("Revised Breakpoint") and, notwithstanding the provisions of Article 5.02, Landlord shall be entitled to receive one hundred percent (100%) of Tenant's Net Revenue, calculated using the Revised Breakpoint, up to a maximum payment to Landlord of one million and 00/100 dollars ($1,000,000.00) and fifty percent (50%) of Tenant's Net Revenue, calculated using the Breakpoint, thereafter.

8.03    LEASEHOLD MORTGAGES.

        (a) Protection of Leasehold Mortgagees. Subject to the Leasehold Mortgagee's compliance with the terms and provisions set forth herein including, without limitation, the terms of Article 8.03(d), Landlord shall be obligated to recognize any right, title and interest of a Leasehold Mortgagee in this Lease, whether arising by way of foreclosure or otherwise; provided, however, in no event shall any such Leasehold Mortgage encumber or otherwise affect Landlord's reversionary interest in and to the Premises.

        (b) Leasehold Mortgagee's Rights to Cure. Landlord and Tenant agree that so long as any such Leasehold Mortgage exists:

                (i) Landlord will simultaneously deliver to the Leasehold Mortgagee a copy of all notices (including, without limitation, any notice of an Event of Default) given by Landlord to Tenant pursuant to the terms of the Lease provided that Tenant and/or Leasehold Mortgagee has given Landlord written notice of the applicable Leasehold Mortgagee's notice address.

                (ii) Upon the occurrence of any Event of Default by Tenant (except an Event of Default creating an emergency at the Premises which threatens the safety of persons or jeopardizes in any material way Landlord's use or operation of the Stratosphere) the Leasehold Mortgagee shall have the same concurrent period (if any) given Tenant for remedying any such Event of Default or causing the same to be remedied. In the case of an Event of Default under Article 26.01(a) and (c) hereof, the Leasehold Mortgagee shall have an additional period of twenty (20) business days and in the case of any other Event of Default an additional period of thirty (30) business days to remedy such Event of Default. In the event of an emergency as described above, the Leasehold Mortgagee shall have only such shorter period of time to cure such an Event of Default which may be reasonable under the circumstances; provided, however, Landlord shall still retain its right to exercise any right or remedy as Landlord may reasonably determine is necessary to preserve or protect Landlord's interest in the Stratosphere.

                (iii) In the event of performance by or on behalf of the Leasehold Mortgagee within the period provided for above, Landlord shall accept such performance by or on behalf of the Leasehold Mortgagee as though the same had been done or performed by Tenant within the period allowed Tenant by the terms of this Lease.

                (iv) For the purposes of the succeeding provisions of this
                Article 8.03(b), Landlord and Tenant acknowledge that the Events of Default described in Article 26.01 are of two (2) types: (i) "Curable Defaults" and (ii) "Non-curable Defaults". The Non-curable Defaults are the defaults or other events or occurrences hereunder which by their nature are not reasonably susceptible of being cured by a third person such as the Leasehold Mortgagee including, without limitation, those which by their nature cannot be cured without first obtaining possession of the Premises and shall specifically include a default under Article 4.00 which is not caused by Leasehold Mortgagee and a failure to provide timely reports of Net Revenue and Shared Rent as required by Article 5.02 and Article 5.03; the Curable Defaults are all other defaults or events which by their nature are reasonably susceptible of being cured by a third person such as the Leasehold Mortgagee.

                (v) Notwithstanding the provisions of Article 8.03(b)(ii) and
                (iii), if any Curable Defaults occur which are not reasonably susceptible of being cured within the applicable grace period given to the Leasehold Mortgagee as provided for in Article 8.03(b)(ii), then, if prior to the expiration of the applicable grace period, the Leasehold Mortgagee shall give to Landlord written notice that it intends to undertake a curing of all Curable Defaults (and if such Curable Default consists of or includes a default in the payment of any Rent or other amounts payable by Tenant under this Lease (other than Annual Minimum Rent the payment of which is not required as provided in Article 8.02), the Leasehold Mortgagee accompanies such notice with payment of the arrears in such Rent and any other amounts then due and owing by Tenant and thereafter continues to timely cure any further payment defaults (other than those with respect to Annual Minimum Rent as referenced above) and if within such applicable grace period the Leasehold Mortgagee commences to cure the relevant Curable Defaults and thereafter pursues the curing of all Curable Defaults diligently and in good faith, then Landlord will not following the cure of such Curable Defaults or while the Leasehold Mortgagee is diligently and in good faith pursuing such cure, take action to effect a termination or cancellation of this Lease or otherwise exercise any right or remedy of Landlord hereunder as a consequence of such Curable Defaults; provided, however, nothing in this
                Article 8 shall prevent or prohibit Landlord from taking action (other than a termination or cancellation of this Lease or taking possession of the Premises) as a result of Tenant's default which Landlord reasonably determines is necessary or appropriate to protect or preserve Landlord's interest in the Stratosphere.

                Notwithstanding the foregoing, if:

                (A) A Curable Default (other than a default which may be cured by the payment of Rent or other sums due Landlord hereunder) is of such a nature that the curing thereof cannot reasonably be commenced, prosecuted or effected by the Leasehold Mortgagee until it shall have obtained possession of the Premises; and

                (B) Prior to the expiration of the applicable grace period given to the Leasehold Mortgagee as provided for in
                        Article 8.03(b)(ii), the Leasehold Mortgagee shall give to Landlord written notice (which notice shall be accompanied by payment of all arrears in such Rent and any other amounts than due and owing by Tenant (other than Annual Minimum Rent the payment of which is not required as provided in Article 8.02) and provided further that at all times thereafter, the Leasehold Mortgagee shall immediately pay to Landlord any such Rent and any other amounts which shall accrue under the terms of the Lease) that it intends to institute foreclosure or other legal proceedings or to exercise any of its remedies under the Leasehold Mortgage concerned in order to gain possession of the Premises either directly or indirectly or through a trustee or receiver and if after the giving of such notice by the Leasehold Mortgagee and prior to the expiration of the applicable grace period, the Leasehold Mortgagee institutes such foreclosure or other legal proceedings or commences to exercise any such remedies;

                then Landlord will not take any action to effect a termination or cancellation of this Lease or to or take possession of the Premises or otherwise exercise any other right or remedy as a consequence of such Curable Default (except as Landlord may reasonably determine is necessary to preserve or protect Landlord's interest in the Stratosphere) so long as the Leasehold Mortgagee shall diligently and in good faith prosecute such foreclosure or other legal proceedings or its remedies under the Leasehold Mortgage and diligently and in good faith pursue the cure of all other Curable Defaults (if any) which may occur from time to time and which are susceptible of being cured by the Leasehold Mortgagee without obtaining possession of the Premises (after notice to the Leasehold Mortgagee and within the grace and cure periods available to the Leasehold Mortgagee pursuant to the provisions of Article 8.03 hereof and otherwise in accordance with the terms and provisions of this Article 8.03).

                (vi) In the event of the occurrence of a Non-curable Default, and if the Leasehold Mortgagee (y) cures or commences to cure and diligently pursues the cure of all existing Curable Defaults, if any, in accordance with Article 8.03(b)(ii) and
                (v), and (z) intends to institute and prosecute a proceeding to foreclose the Leasehold Mortgage, and gives Landlord notice thereof and commences such proceeding as described in Article 8.03(b)(v)(B) above (together with the payment of the arrears in such Rent and any other amounts then due and owing by Tenant (other than the Annual Minimum Rent the payment of which is not required as provided in Article 8.02) and during the pendency of any foreclosure proceedings the Leasehold Mortgagee cures, or diligently and in good faith pursues the cure of all subsequent Curable Defaults which are susceptible of being cured by the Leasehold Mortgagee without obtaining possession of the Premises (after notice to the Leasehold Mortgagee and within the grace and cure periods available to the Leasehold Mortgagee pursuant to the provisions of Article 8.03 hereof and otherwise in accordance with the terms and provisions of this Article 8.03) then Landlord will not take action to effect a termination or cancellation of this Lease or take possession of the Premises (except as Landlord may reasonably determine is necessary to preserve or protect Landlord's interest in the Stratosphere), or otherwise exercise any right or remedy as a consequence of such Non-curable Default and all such Non-curable Defaults shall be deemed to be waived by Landlord with respect to the Leasehold Mortgagee provided that Landlord may nevertheless proceed to invoke any or all of its remedies including such termination:

                (a) if the Leasehold Mortgagee fails to give such notice of its intention to foreclose within the time period above, or after having given such notice, fails to diligently and in good faith prosecute its remedies under the Leasehold Mortgage; or

                (b) if the Leasehold Mortgagee fails to cure or diligently and in good faith pursue the cure of all Curable Defaults which are susceptible of being cured by the Leasehold Mortgagee without obtaining possession of the Premises after notice to the Leasehold Mortgagee and within the grace and cure periods available to the Leasehold Mortgagee pursuant to the provisions set forth in Article 8.03 hereof.

                At any time after the delivery of any of the aforementioned notices, the Leasehold Mortgagee may notify Landlord, in writing, that it has decided to abandon any undertaking set forth in any such notice, or that it has relinquished possession of the Premises or that it will not institute foreclosure proceedings or, if such proceedings have been commenced, that it has discontinued them, and in such event, the Leasehold Mortgagee shall have no further liability under or with respect to this Lease, whether in respect of curing any Curable Defaults or otherwise, from and after the date it delivers such notice to Landlord and, thereupon, Landlord shall have the unrestricted right to terminate this Lease and to take any other action it deems appropriate by reason of any Event of Default, and upon such termination the provisions of this Article 8.03 shall not apply. Notwithstanding anything herein contained to the contrary, provided the Leasehold Mortgagee shall have otherwise complied with the provisions of this Article 8.03, the Leasehold Mortgagee shall have no obligation to cure any Non-curable Defaults.

                No Leasehold Mortgagee (or its nominee or designee or any purchaser of the leasehold estate created hereunder and their successors and assigns) shall become liable under the provisions of this Lease unless and until such time as it becomes, and for only so long as it remains, the owner of the leasehold estate created hereby. At the time Leasehold Mortgagee (or its nominee or designee or any purchaser of the leasehold estate created hereunder and their successors and assigns) becomes the owner of the leasehold estate, it shall be prospectively bound by the terms of this Lease as though it were originally named the "Tenant" hereunder, including the applicable grace and cure periods, but only so long as it is the owner of the leasehold estate created hereby. The Leasehold Mortgagee shall not be bound by any modification or amendment of this Lease unless the Leasehold Mortgagee shall have consented in writing to such modification or amendment which consent shall not be unreasonably withheld or delayed.

                In the event Landlord shall have collected any rents from Subtenants, the same shall be credited against installments of Rent due hereunder.

                (vii) In the event the Leasehold Mortgagee (or its nominee or designee or any purchaser of the leasehold estate created hereby and their successors and assigns) has acquired the leasehold estate pursuant to the exercise of any right or remedy under the Leasehold Mortgage, or by a voluntary assignment or transfer of this Lease and the leasehold estate and the improvements in or upon the Premises in lieu of foreclosing or otherwise, the Leasehold Mortgagee (or its nominee, designee or any purchaser and their successors and assigns) shall be deemed an assignee of all the rights of Tenant named under this Lease and all of the rights of Tenant in such improvements shall expire and cease effective upon the Leasehold Mortgagee's (or its nominee's, designee's or any such purchaser's and their successors and assigns) execution and delivery of an assumption agreement, in recordable form, of Tenant's obligations under this Lease (except the obligation to pay Annual Minimum Rent to the extent subordinate as provided in Article 8.02 above). In the event the Leasehold Mortgagee (or its nominee, designee or any purchaser and their successors and assigns) shall retain a third party management company to oversee the management of the Premises, such management company shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, in the event such management company shall not have at least five (5) years experience in the management of retail developments comparable to the Premises.

                (viii) If the rights of Tenant under this Lease are at any time pledged, hypothecated or otherwise subject to any Leasehold Mortgage, Landlord agrees, for the benefit of the Leasehold Mortgagee, that the right of election arising under Section 365(h)(1) of the Bankruptcy Code, 11 U.S.C. 365(h)(1), shall be exercised by the Leasehold Mortgagee and not by Tenant. Any exercise or attempted exercise by Tenant of such right of election in violation of the preceding sentence shall be void. If this Lease shall be rejected or disaffirmed in any bankruptcy case of Tenant pursuant to any bankruptcy law or other law affecting creditors' rights, the Leasehold Mortgagee shall have sixty (60) days from the date of such rejection or disaffirmance to elect to enter into a new lease of the Premises with Landlord. Landlord shall, upon the written request of the Leasehold Mortgagee within such sixty (60) day period, and provided such written request is accompanied by the payment to Landlord of the arrears in such Rent and any other amounts then due and owing by Tenant (other than Annual Minimum Rent the payment of which is not required as provided in Article 8.02), enter into a new lease of the Premises with the Leasehold Mortgagee, (its nominee, designee or any purchaser) which new lease shall contain all the terms and provisions contained in this Lease, provided that the Leasehold Mortgagee, (its nominee, designee or any purchaser) cures (and diligently and in good faith pursues such cure) within the notice and grace periods set forth in this Article 8.03 all Curable Defaults under this Lease which are susceptible of being cured without taking possession of the Premises or as to such Curable Defaults which are susceptible of being cured upon taking possession, then within such similar grace periods which shall commence upon receipt of possession and, prior to the execution of such new lease, pays to the Landlord all Rent, (other than Annual Minimum Rent the payment of which is not required as provided in Article 8.02), and other amounts which would, at the time of such execution and delivery, be due and payable by Tenant under this Lease, without regard to rejection or disaffirmance. The new lease described above shall be for the remainder of the term (including the Extended Term if the time for Tenant's exercise of Tenant's Option has not yet expired without such Option having been exercised) at the Rent (other than the Annual Minimum Rent the payment of which is not required as provided in Article 8.02) and the Revised Breakpoint and all other terms, provisions, covenants and agreements as herein contained and shall in all events be considered a "New Lease" as that term is described in
                Article 8.03(c) below. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord and the Leasehold Mortgagee, (its nominee, designee or any purchaser) enter into a New Lease pursuant to this paragraph or Article 8.03, all improvements constructed by or on behalf of Tenant at its expense, all trade fixtures and personal property of Tenant located on or to be located on the Premises, together with all rights, title and interest of Tenant in all Subleases shall not revert to Landlord but shall be and become the property of the Leasehold Mortgagee, (its nominee, designee or any purchaser) if and to the extent permitted by law. Landlord covenants and agrees that upon request by the Leasehold Mortgagee, (its nominee, designee or any purchaser) it will promptly deliver, with respect to trade fixtures and other personal property, a quitclaim bill of sale on an as-is, where-is basis in a form reasonably acceptable to Landlord and the Leasehold Mortgagee, (its nominee, designee or any purchaser), and will execute such reasonable instruments of assignment, transfer and conveyance of such trade fixtures and other personal property and any Subleases as may be reasonably requested by the Leasehold Mortgagee, (its nominee, designee or any purchaser) and acceptable to Landlord and the Leasehold Mortgagee, (its nominee, designee or any purchaser) to further effectuate the provisions of this Article 8.03(b)(viii), or to confirm by way of further assurance the provisions hereof and the title of the Leasehold Mortgagee, (its nominee, designee or any purchaser) to the trade fixtures, personal property and Subleases. The provisions of this Article 8.03(b)(viii) shall survive the rejection or disaffirmance of this Lease under Section 365(h)(i) of the Bankruptcy Code and shall continue in full force and effect thereafter to the same extent as if this Article 8.03(b)(viii) were a separate and independent contract made by Landlord, Tenant and the Leasehold Mortgagee and, from the effective date of such rejection or disaffirmance of this Lease to the date of execution and delivery of such New Lease, the Leasehold Mortgage, (its nominee, designee or any purchaser) may use and enjoy the leasehold estate created by this Lease, and may use and enjoy the Premises, trade fixtures and personal property and Subleases without hindrance by Landlord, subject, however, to the terms and provisions of this Lease.

                (ix) If a Leasehold Mortgage is in effect, (i) Landlord will not accept a voluntary surrender or agree to a termination or cancellation of this Lease and (ii) this Lease shall not be modified in any material respect as described in Article 8.03(b)(vi) above without, in each instance, the prior written consent of the Leasehold Mortgagee which consent shall not be unreasonably withheld or delayed. If a Leasehold Mortgage is in effect, no surrender, termination, cancellation or material modification in violation of Article 8.03(b)(vi) above, shall be effective as against the Leasehold Mortgagee, its nominee or designee, or against any successor or assign of the Leasehold Mortgagee. The provisions of this Article are for the benefit of the Leasehold Mortgagee and may be relied upon and shall be enforceable by the Leasehold Mortgagee. The Leasehold Mortgagee shall not be liable upon the covenants, agreements or obligations of Tenant contained in this Lease except as expressly provided herein.

        (c) Leasehold Mortgagee's Right to New Lease. In addition to the rights for a New Lease granted to the Leasehold Mortgagee in
                Article 8.03(b)(viii) above, the Leasehold Mortgagee shall have the rights granted in this Article 8.03(c). In the event Landlord intends to terminate this Lease, or any "New Lease" (as hereinafter defined), or if this Lease or any New Lease shall terminate for any reason other than (a) a termination made with the prior written consent of the Leasehold Mortgagee, or (b) the natural expiration of the term hereof and not as a result of an Event of Default, Landlord shall give the Leasehold Mortgagee written notice of such termination. The Leasehold Mortgagee, as a leasehold mortgagee and not as Tenant hereunder, shall have thirty (30) days from the date of giving of such notice by Landlord to elect to enter into a new lease of the Premises with Landlord. Landlord shall upon the written request of the Leasehold Mortgagee within such thirty (30) day period, deliver a quitclaim bill of sale with respect to the trade fixtures and other personal property of Tenant located on or to be located on the Premises on an as-is, where is basis in a form reasonably acceptable to Landlord and the Leasehold Mortgagee, (its nominee, designee or any purchaser) and enter into a new lease of the Premises with the Leasehold Mortgagee (its nominee, designee or any purchaser), for the remainder of the term (including the Extended Term, if the time for exercise of Tenant's Option has not yet expired without such Option having been exercised), effective as of the date of such termination, at the Rent (other than the Annual Minimum Rent the payment of which is not required as provided in Article 8.02), and the Revised Breakpoint and all other terms, provisions, covenants and agreements as herein contained (the "New Lease") except for the Extended Term with respect to which the Option has theretofore been exercised. The New Lease shall be subject only to the same Permitted Encumbrances to title to which this Lease is subject on the Completion Date and to any other encumbrances created pursuant to or permitted under the terms hereof, and the rights to all personal property, trade fixtures and Subleases shall be and become the property of the Leasehold Mortgagee (its nominee, designee or any purchaser) as provided in Article 8.03(b)(viii) above. However, a grant of the New Lease shall be subject to the following conditions:

                (i) The Leasehold Mortgagee (its nominee, designee or any purchaser) shall have served written request upon Landlord for such New Lease within the aforesaid thirty (30) day period and, upon execution of such New Lease, the Leasehold Mortgagee (its nominee, designee or any purchaser), shall pay to Landlord the arrears in such Rent and any other amounts then due and owing by Tenant (other than Annual Minimum Rent the payment of which is not required as provided in Article 8.02), and all expenses including, without limitation, reasonable attorneys' fees, court costs and disbursements incurred by Landlord in connection with such default and termination, recovery of possession of the Premises and upon the execution of the New Lease, payment of all costs and expenses arising from the preparation, execution and delivery of the New Lease, following which the rights and obligations of the parties shall be governed by the New Lease; and

                (ii) If more than one (1) Leasehold Mortgagee has requested a New Lease, then the New Lease shall be entered into with the requesting Leasehold Mortgagee of highest priority and the rights of all other Leasehold Mortgagees to a New Lease shall terminate.

        (d) Landlord's Right to Cure. In the event of any Event of Default by Tenant hereunder, or any default under a Leasehold Mortgage, and the Leasehold Mortgagee notifies Landlord as provided in
                Article 8.03(b)(v)(B) of the Leasehold Mortgagee's intent to institute foreclosure or other legal proceedings or exercise any of its remedies under the applicable Leasehold Mortgage, then Landlord shall have the right, but not the obligation, exercisable within thirty (30) days following the receipt of a written notice by the Leasehold Mortgagee pursuant to Article 8.03(b)(v)(B) to pay to the Leasehold Mortgagee an amount sufficient to discharge such Leasehold Mortgage. Upon receipt of such payment, Landlord may elect to either (i) cause the Leasehold Mortgagee to discharge such Leasehold Mortgage of record, or (ii) have the Leasehold Mortgage and any note or notes secured thereby assigned to Landlord, without warranty or recourse and, at Landlord's request, without merger, in which event Landlord shall succeed to the interest of the Leasehold Mortgagee thereunder and shall have the right to exercise all remedies available to the Leasehold Mortgagee as a result of such Event of Default or default under the Leasehold Mortgage.

8.04    CONSTRUCTION MATTERS.

        8.04.1 CONDITIONS PRECEDENT TO COMMENCEMENT OF CONSTRUCTION. The Premises (excluding the Expansion Space, if constructed) shall be constructed as a retail/entertainment complex with approximately 122,000 square feet of gross area on the second floor of the Base Building and that portion of the second floor depicted in Exhibit B which will be constructed to accommodate a mezzanine level for the second floor of the Base Building. The Premises shall have exterior pedestrian access primarily through Landlord's Casino. For purposes of Tenant's Development Obligations, the Premises shall include those items set forth in this Article 8.00 and as depicted on the plans and specifications approved for such work as hereinafter provided. Before any work or construction is commenced with respect to Phase I, Tenant shall comply with all of the following conditions or procure Landlord's specific written waiver thereof:

        (a) BUILDING SHELL CONSTRUCTION AND DRAWINGS. Landlord, pursuant to the Agreement attached hereto as Exhibit G, has agreed to perform Tenant's Development Obligations with respect to the Building Shell Construction portion of Phase I of the Premises in accordance with plans and specifications (and any modifications thereto) approved by Tenant.

        (b) DESIGN DRAWINGS. Tenant shall deliver to Landlord three (3) sets of design drawings for Tenant's Development Obligations (excluding the Building Shell Construction and any Subtenant work). Such design drawings shall show the location, appearance, structural systems, fire protection and other safety features, quality of appearance and materials, pedestrian traffic flow, interior layout, connections with the Stratosphere, and all items in sufficient detail to enable Landlord to evaluate the construction and aesthetic quality of the Premises and to evaluate whether or not the Premises would comply with the terms and provisions of this Lease. Tenant shall proceed with due diligence to enter into contracts with its architect, general contractor or construction manager, and, if applicable, designer and to complete the design drawings, and, in any event, except for Unavoidable Delays, the design drawings for Tenant's Development Obligations (excluding Building Shell Construction and any Subtenant work) with respect to location, items affecting appearance perceptible by a layman, interior layout, and connections with the Stratosphere shall be submitted to Landlord on or before December 15, 1995, and all design drawings shall be submitted to Landlord on or before January 15, 1996. This condition, to the extent completed by Landlord prior to delivery of the Building Shell, shall be deemed waived.

        (c)     APPROVAL/DISAPPROVAL BY LANDLORD. Landlord shall, within ten
                (10) days after its receipt of design drawings, approve or disapprove the design drawings including any furniture, fixtures and equipment to be installed therein by Tenant which are included therein, as Landlord determines in its sole and absolute discretion. Tenant has submitted, and Landlord has approved, schematic drawings of the Premises. Landlord may not object to any lawful matter in the design drawings which was specifically set forth in approved schematic drawings. Landlord's approval of any variance from such approved schematic drawings required by law shall not be unreasonably withheld.

                Approval or disapproval shall be communicated in the manner provided herein for notices, and disapproval shall be accompanied by specification of the grounds for disapproval; provided that Landlord's failure to disapprove within twenty
                (20) days after delivery to Landlord shall be conclusively considered to be approval. Within thirty (30) days following Landlord's first or any subsequent disapproval, Tenant shall submit new documents in place of those disapproved by Landlord correcting the matters disapproved by Landlord.

                Landlord shall be reasonably diligent in reviewing plans submitted for approval pursuant to this Article 8.04. Without limiting the generality of the foregoing, if Landlord is able to review plans within twenty (20) days after their receipt such review shall be deemed reasonably diligent. Provided that Tenant has kept Landlord fully apprised of the development of such plans and otherwise used reasonable efforts to provide Landlord the opportunity for interim review of such plans, should Landlord fail to review such plans with reasonable diligence and as a result of such failure Tenant is unable to perform by the dates set forth in Articles 1.01(c) or 1.02(e), hereof, the applicable date shall be extended by the number of days in excess of twenty (20) days that Tenant has been delayed as a result of Landlord's failure to reasonably diligently review plans. Tenant shall immediately notify Landlord of any such delay and the length thereof. Should a zone change be required to implement any drawings approved by Landlord pursuant to this
                Article 8.04, Landlord shall, at Tenant's sole cost and expense, co-operate with Tenant in order to obtain such zone change.

        (d) FINAL PLANS. Tenant shall prepare with due diligence working drawings and specifications conforming to the design drawings (as described in Article 8.04.1(b)) previously approved by Landlord and a construction schedule ("Schedule") for Landlord's approval, which shall not be unreasonably withheld. Such working drawings and specifications shall be prepared by an architect or engineer licensed to practice in Nevada. The procedures for disapproval and resubmission in Article 8.04.1(c) shall also apply to this Article 8.04.1(d). Landlord may not object to any matter in the working drawings and specifications which was specifically set forth in approved design drawings nor may Landlord object to the substitution for a specific material approved by Landlord of another material equal to or better than the approved material unless such matter or material violates an applicable law, rule or regulation or has a substantially different look or appearance from those items previously approved. Landlord's approval of any variance from such approved design drawings required by law shall not be unreasonably withheld and the approval or disapproval of any such variance shall be communicated within five (5) days after receipt of any such request from Tenant. Landlord's failure to respond within said five (5) day period shall be deemed approval. Upon receipt of Landlord's approval Tenant shall submit such working drawings and specifications to the appropriate governmental agencies for approval, and deliver to Landlord one (1) complete set of the same as approved by the governmental agencies. This condition to the extent completed by Landlord, shall be deemed waived.

        8.04.2 PHASE II CONSTRUCTION. Landlord shall construct Phase II to contain additional space to the South and West of Phase I. An area immediately adjacent to Phase II as shown on Exhibit B attached hereto shall contain an aquarium or other significant attraction containing not less than 30,000 square feet of area (the "Attraction"), the access to and from which is through the Premises. Phase II shall be added to and shall constitute a part of the Premises, subject to the provisions of this Article 8.00. If Landlord does not open, or cause to be opened, the Attraction within twenty-four (24) months following Tenant's completion of its construction work in Phase II and the opening thereof to the public, then the Annual Minimum Rent shall thereafter be reduced, until the Attraction opens to the public, to an amount (not less than zero dollars) sufficient to allow Tenant to achieve net income (determined in accordance with GAAP) from its operation of the Premises which results in not less than a fifteen percent (15%) return on all of Tenant's Development Costs for the Premises described in Article 1.02(h) (including the Expansion Space).

        Landlord shall construct the Base Building containing Phase II in accordance with plans and specifications approved by Tenant and Tenant shall reimburse Landlord for the cost incurred by Landlord in constructing said portion of the Base Building in accordance with the Agreement. Tenant agrees it shall complete the construction of any further improvements in Phase II (other than construction of any Subtenant space) at its sole cost and expense in accordance with plans and specifications which are approved by Landlord.

        8.04.3 CONDITIONS APPLYING TO CONSTRUCTION GENERALLY. The following provisions shall govern the construction of the Premises (including Phase I and Phase II) and the Expansion Space, if applicable:

        (a) LENDER'S APPROVAL. Tenant shall deliver to Landlord the written approval of the working drawings and specifications by Tenant's Leasehold Mortgagee, which will advance the Financing.

        (b) NOTICE OF NONRESPONSIBILITY. Landlord shall have the right to post and maintain on the Premises any notices of nonresponsibility provided for under applicable law and such notices shall not be disturbed by Tenant, its agents, employees or contractors.

        (c) COMPLETION BOND. Tenant may elect, but shall not be obligated, to obtain a payment and/or performance bond to cover all or a portion of Tenant's Development Obligations (excluding Building Shell Construction) and the construction of any Subtenant space. If Tenant so elects, Landlord and its lender shall be named as co-obligees thereunder . The Leasehold Mortgagee shall also be named as a co-obligee thereunder and in the event of a default by Tenant in constructing and/or completing the Premises as herein provided, as between Landlord, Landlord's lender and the Leasehold Mortgagee, the Leasehold Mortgagee may, but shall not be obligated to, enforce any such payment and/or performance bond and complete or cause completion of construction of the Premises. Should the Leasehold Mortgagee refuse or fail to enforce such payment and/or performance bond or otherwise fail to complete or cause completion of construction of the Premises within the time periods allowed under this Lease, Landlord's lender may, but shall not be obligated to, enforce such payment and/or performance bond and complete or cause completion of construction of the Premises. Should Landlord's lender refuse or fail to enforce such payment and/or performance bond or otherwise fail to complete or cause completion of construction of the Premises within the time periods allowed under this Lease, Landlord shall enforce such payment and/or performance bond and complete or cause completion of construction of the Premises.

        (d) CONSTRUCTION PERMITS. Tenant shall obtain any and all permits, licenses and approvals necessary to complete Tenant's Development Obligations (other than those for Building Shell Construction which shall be obtained by Landlord).

        (e) BUILDER'S RISK AND OTHER INSURANCE. Tenant shall deliver to Landlord (a) certificates of insurance evidencing coverage for "builder's risk," (b) evidence of workers' compensation insurance covering all persons employed in connection with Tenant's Development Obligations (exclusive of any Subtenant work and the Building Shell Construction performed by Landlord) and with respect to whom death or bodily injury claims could be asserted against Landlord or the Premises; and (c) evidence that Tenant has paid or caused to be paid all initial premiums for such coverage.

        8.04.4 COMPLETION OF CONSTRUCTION. Once any construction work is begun or assumed by Tenant, Tenant shall with due diligence and in good faith prosecute to completion all construction of improvements, additions, or alterations. Without limiting the generality of the foregoing, Tenant shall comply with the Schedule for Phase I, Phase II and the Expansion Space, if any, prepared by Tenant, except for Unavoidable Delays in each instance. All work shall be performed in a good and workmanlike manner, shall (except as approved in writing by Landlord in its reasonable discretion) materially and substantially comply with the elevations, drawings, plans and specifications submitted to and approved by Landlord as provided in Article 8.04.1 and shall comply with all applicable governmental permits, laws, ordinances, and regulations and with all applicable rules, orders and regulations of (i) the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction and (ii) all insurance companies insuring all or any part of the Premises. Without limiting any other provision hereof, Landlord and Tenant shall, and shall cause their contractors and subcontractors to, cooperate fully with the other party and its affiliates and their contractors and subcontractors to coordinate the work being conducted by Tenant and Landlord and/or their affiliates hereunder and to avoid reasonably avoidable negative impacts on the Stratosphere or the Premises or on any construction work that Landlord or Tenant and/or their respective affiliates may be performing.

        8.04.5. DELAY IN COMPLETION. In the event that Tenant has not completed construction of the Premises including, but not limited to, sprinklering of the Premises and completion of the Premises Common Areas so that the Premises are open for use by Subtenants and the public on or before the Completion Date for reasons other than Landlord's delay in completing the Stratosphere, Building Shell Construction or Unavoidable Delays, Tenant shall commence the payment of Annual Minimum Rent to Landlord on the Completion Date as more particularly provided for in Article 5.01 herein. Landlord, its guests, customers, invitees and employees shall not be restricted from safe and unrestricted access to the Premises including, but not limited to, the elevators to the Tower through the Premises Common Areas, because of Tenants delay. Further, if the Tower initially opens for business to the public on or after Landlord's Opening Date but prior to the last day of the Development Period, Tenant shall nevertheless have completed sufficient portions of the Premises Common Areas to allow access to the Tower by Landlord's customers and invitees and otherwise permit Landlord to obtain a temporary certificate of occupancy for the Stratosphere, the failure of which shall constitute an Event of Default hereunder unless such delay is caused by the default of Landlord under the Agreement or Unavoidable Delays.

        8.04.6 LANDLORD'S APPROVAL. Landlord's approval of the plans, specifications or any other matter pursuant hereto shall not constitute the assumption by Landlord of any responsibility for the accuracy or sufficiency of the plans, specifications or other matter and Tenant shall be solely responsible therefor.

        8.04.7 RULES AND REGULATIONS. Tenant's construction work shall be subject to such reasonable rules and regulations as Landlord may impose to minimize disruption of Landlord's customers, to avoid negative impacts on the Stratosphere and/or for the safety and appearance of the Stratosphere. For example, but not by way of limitation, should Tenant desire to conduct construction activities during other than normal business hours, Tenant shall, reasonably in advance of conducting such activities, consult with Landlord and undertake in good faith to coordinate such activities so as to minimize disruption to Landlord's business. Provided that Tenant has notified Landlord at least ten (10) days in advance of the date on which Tenant shall commence construction of the Premises, Landlord shall at all times after commencement of such construction provide Tenant with the names of one or more persons at the Stratosphere who will be available to consult with Tenant regarding such construction. Landlord may add or delete names in its sole and absolute discretion. In any instance, Tenant shall not be required to consult with more than one of such persons who is then available.

        8.04.8 UNION LABOR. If Landlord in its sole and absolute discretion determines that the Stratosphere or business conducted thereon would otherwise be adversely affected, any or all construction work in the Premises performed by Tenant (but excluding any Subtenant work), shall be done by recognized union labor.

        8.04.9 MECHANIC'S LIENS. Tenant shall keep the title to the Premises and every part thereof free and clear of any lien or encumbrance in respect of such construction work, and shall indemnify, hold harmless and defend Landlord against any claim, loss, cost, demand and legal or other expense, including attorneys fees, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such construction work other than any lien or claim resulting from Landlord's construction of the Base Building, the Building Shell Construction or Landlord's construction activities in the Expansion Space or any other portion of the Stratosphere. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Premises or any part thereof, and shall, within twenty (20) days thereafter cause the same to be removed or bonded against by a bond with surety, in amount and in form and substance reasonably satisfactory to Landlord, failing which Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.

        8.04.10 STAGING AREA, CONSTRUCTION PARKING, TEMPORARY UTILITIES AND HOISTING APPARATUS. During the original construction of all or any portion of the Premises, Tenant shall have the right, at Tenant's sole risk and expense, to utilize a staging area on Landlord's Parcel, the location of which is reasonably accessible to the Premises, for the storage of equipment and material and for the parking of construction personnel. Further, in the event Tenant shall require such a staging area in the future for the purposes of constructing the Expansion Space or reconstructing the Premises, then Landlord shall designate a staging area on a site reasonably accessible to the Premises which does not materially interfere with Landlord's operation of the Stratosphere and which Tenant may use for the staging of materials and the parking of construction personnel, at Tenant's sole risk and expense. In addition, Landlord shall provide or assist Tenant in making arrangements to provide for the furnishing of temporary utilities to the Premises in connection with the completion of Tenant's Development Obligations, the consumption of which shall be at Tenant's sole cost and expense. Further, Landlord shall make available to Tenant a hoisting apparatus, in a location mutually agreed to by Landlord and Tenant, in order to assist Tenant, Subtenants and their respective contractors in moving labor and materials in and out of the Premises during the course of Tenant's Development Obligations for the initial construction of the Premises and the Expansion Space. Tenant shall have an easement over and across the Landlord Parcel for ingress and egress between any current or future staging area and the Premises.


ARTICLE 9.00 DESIGNATED SPACES.

9.01 EXISTING LEASE. Subject to the limitations described below, Landlord hereby assigns to Tenant, and Tenant hereby agrees to assume all of Landlord's right, title, obligations, interest in and to that certain lease between Stratosphere Corporation, as landlord, and McDonald's Corporation ("McDonald's") as tenant dated February 14, 1996 covering Space D-12 in the Premises, a true, correct and complete copy of which has been furnished to Tenant, together with an estoppel certificate from McDonald's approved by Tenant. Pursuant to the Existing Lease, the landlord thereunder is liable to McDonald's for the following monetary obligations:

        (a) Tenant allowance to cover the cost of McDonald's build-out in an amount not to exceed $750,000;

        (b) A guarantee of net income for a ten (10) year term beginning on the date McDonald's opens for business in the Premises;

        (c) Compensation to McDonald's for lost income from the date the McDonald's restaurant closes at 2100 Las Vegas Blvd. until it opens its restaurant in the Premises;

        (d) Reimbursement for remaining net book value of McDonald's existing improvements in an amount equal to $347,000; and

        (e) Additional consideration for the transfer of the McDonald's property to Landlord in the amount of $300,000.

        In connection with Tenant's assumption of the Existing Lease, Tenant shall indemnify, hold harmless and defend Landlord from the obligations described in (a) and (b) above. Tenant shall not assume, and Landlord hereby agrees to indemnify, hold harmless and defend Tenant, from and against, all of the payment obligations to McDonald's described in (c),
        (d) and (e) above. Tenant agrees that to the extent its obligation for the tenant allowance under (a) above is less than $750,000, the difference between $750,000 and Tenant's actual obligation shall be paid over to Landlord to reimburse Landlord for a portion of its obligations under (c), (d) and (e) above.

9.02 THIRD PARTY DESIGNATED SPACES. Landlord acknowledges that Tenant is negotiating with the following Subtenants to sublet a portion of Phase II (collectively referred to herein as "Third Party Designated Spaces"):

        (a) Rainforest Cafe to Sublease approximately 18,136 square feet in Phase II designated as Space I-1 at a minimum rent of $35 per square foot of retail space on the Retail Floor versus twelve percent (12%) of such Subtenant's gross receipts above ten million and 00/100 dollars ($10,000,000). Tenant shall pay to the Subtenant of the Rainforest Cafe a $750,000 buildout allowance upon the lien free completion of its space and its initial opening for business. Landlord acknowledges and agrees that the execution of a Sublease with Rainforest Cafe is a material inducement to Tenant's agreement to include Phase II within the Premises and accordingly, Landlord shall cooperate with and otherwise assist Tenant to insure that the Sublease with Rainforest Cafe is fully executed no later than the date hereof;

        (b) Kids Quest to Sublease approximately 955 square feet on the Retail Floor and approximately 9,000 square feet on the Mezzanine Floor in Phase II designated as Space G-5 at a minimum rent of $60.00 per square foot of retail space on the Retail Floor versus six percent (6%) of such Subtenant's gross receipts after deduction for its minimum rent and no rent for the square footage on the Mezzanine Floor; and

        (c) Aquarium gift shop to Sublease approximately 3,953 square feet in Phase II designated as Space I-2 at a minimum rent of $75 per square foot of retail space on the Retail Floor versus seven percent (7%) of such Subtenant's gross receipts after deduction for its minimum rent.

9.03 LANDLORD DESIGNATED SPACES. Tenant hereby agrees to sublet the following spaces to Landlord, or its assignee, and Landlord hereby agrees to sublease such spaces from Tenant (or cause the same to be subleased by Landlord's assignee), which spaces shall collectively be referred to as "Landlord Designated Spaces:"

        (a) Tenant shall sublet to Landlord, or its assignee, two (2) separate spaces in Phase I, one designated as Space D-4 containing approximately 2,559 square feet and the other designated as Space E-15 containing approximately 2,251 square feet for Landlord's retail purposes (each a "Stratosphere Space"). Rent for each Stratosphere Space shall be $75 per square foot of retail space on the Retail Floor versus six percent (6%) of Landlord's gross receipts from retail operations after deduction for minimum rent. Landlord shall not be obligated to pay any administrative charge as part of its common area maintenance contribution under any Sublease for the Stratosphere Space in an amount greater than that paid by any other Subtenant;

        (b) Tenant shall sublet to Landlord, or its assignee, one space in Phase I designated as Space B-14 and containing approximately 1,134 square feet for use as a photo booth operation ("Photo Booth Space"). Rent for the Photo Booth Space shall be $100 per square foot of retail space on the Retail Floor versus ten percent (10%) of the gross receipts from the Photo Booth Space after deduction for minimum rent.

        In the event an assignee of Landlord shall be the Subtenant for any or all of the Landlord Designated Spaces, Landlord shall execute and deliver simultaneous with, and as a condition to execution of any Sublease for any such Landlord Designated Space, a guaranty of payment.

        Landlord and its affiliates shall not own or otherwise permit to be operated any more than 31,000 square feet of retail space within the Stratosphere, excluding the Premises. In no event shall any restaurant operated within the Stratosphere be considered retail for purposes of the foregoing restriction on Landlord. In the event that the Expansion Space becomes a part of the Premises, Landlord's restriction on the amount of retail space it may own or otherwise permit shall increase in direct proportion to the square footage added to the Premises as a result of the Expansion Space.

        In addition to the Landlord Designated Spaces set forth above, Tenant agrees that, from and after the date which is one (1) year after both Phase I and Phase II of the Premises are initially open to the public for business, Landlord shall have the right, but not the obligation, subject to the terms and conditions set forth below, to sublease one (1) additional space of up to 2,400 square feet of contiguous Retail Floor. Landlord shall provide Tenant with written notice of Landlord's desire to Sublease such space and at any time that the same shall thereafter be available such retail space shall be offered to Landlord with rent at the then current market rate for such space. Tenant's notice to Landlord of the availability of any such retail space shall specify the rent and ancillary charges applicable to such space and the location and dimensions thereof. Landlord shall, within ten (10) business days after receipt of any such offer, notify Tenant of its election to accept or reject the offer to sublease the retail space. Upon the acceptance of any such offer, the parties shall proceed to consummate the sublease of such space upon the terms and conditions contained in the offer. If Landlord shall fail to respond to Tenant's offer within the foregoing ten (10) day period, then Landlord shall be deemed to have rejected the offer to sublease such retail space and Tenant shall thereafter be entitled to offer the same for sublease upon comparable terms and conditions to any other party. If Landlord rejects any such offer, Tenant shall have no obligation to thereafter offer to sublease any such contiguous space to Landlord until Landlord thereafter gives notice to Tenant of its desire to sublease a contiguous space as provided above. Tenant shall be required to first offer to Landlord the right to sublease up to 2,400 square feet of contiguous space only after receipt of Landlord's notice and at any time the same thereafter becomes available until such time as Landlord accepts any such offer to sublease. Thereafter, Tenant shall have no further obligation to offer any such retail space to Landlord.

9.04 EXCLUSIVE AND LEASING RESTRICTION. Tenant agrees that during the Initial Term and any Extended Term hereof, and so long as Landlord is operating a sundries store within the Stratosphere, Tenant shall not Sublease or permit to be occupied within the Premises any sundries store which has the right to sell film, newspapers and magazines, racing forms, cigarettes and cigars, standard candy items, drugstore sundries, sunglasses, package alcohol, Stratosphere logo items, marital aids, women's nylons and gaming guidebooks, or any combination of any of the foregoing items nor shall Tenant Sublease or permit to be occupied within the Premises any store which sells film for cameras and camcorders or any similar photographic devices; provided, however, this restriction shall in no event prevent or preclude Tenant from Subleasing or permitting any portion of the Premises to be occupied by a store which specializes in the sale of any one of the items described above (other than cameras or film). Further, Tenant may not Sublease any portion of the Premises or any Expansion Space for a T-shirt shop similar in design, operation and appearance to the so-called "Las Vegas T-shirt" operations currently being operated on Las Vegas Boulevard. Tenant also agrees that during the Initial Term and any Extended Term hereof, Tenant shall only Sublease or permit to be operated within Space C-8 of the Premises, a sit-down, steakhouse restaurant except as otherwise approved by Landlord, which approval shall not be unreasonably withheld or delayed.

ARTICLE 10.00  TENANT'S MANAGEMENT AND LEASING OBLIGATIONS.

10.01 TENANT TO MANAGE. Tenant hereby agrees and undertakes to manage the Premises in a manner consistent with similar retail/entertainment complexes in the Las Vegas, Nevada area including, but not limited to, upkeep of the Premises Common Areas, maintenance of books and records of Tenant's management and operation and janitorial services.

10.02 LEASES. Tenant shall immediately begin to market the Premises to attract prospective retail/entertainment Subtenants that are consistent with the overall scheme of the Stratosphere. Tenant shall use its reasonable and diligent efforts to Sublease all available space in the Premises to such retail/entertainment Subtenants. Before executing any Sublease, Tenant will submit to Landlord for its approval the name of the prospective Subtenant, the retail use of the space, information on the principals, partners or owners of the proposed Subtenant, the space to be occupied by the proposed Subtenant and the location of any existing leases between the proposed Subtenant and any affiliate of Tenant. Landlord may not disapprove of any of the prospective Subtenants listed on Exhibit H hereto. If the proposed Subtenant is an affiliate of Tenant then Tenant shall also submit to Landlord for its approval the rent and other economic terms and conditions of the Sublease with such proposed Subtenant. Landlord shall have five (5) business days following its receipt of such information from Tenant to approve or disapprove any proposed Subtenant. Landlord shall give Tenant its reasons for disapproving any proposed Subtenant. If Landlord fails to respond within such five (5) business day period, the proposed Subtenant shall be deemed approved.

        Tenant shall not artificially inflate common area maintenance charges, real estate tax reimbursements or other ancillary charges under any Sublease in order to reduce the amount of annual minimum rent or percentage rent payable thereunder.

10.03 INVENTORY, STAFF AND FIXTURES. Tenant shall employ and maintain personnel sufficient at all times to afford management of the Premises as required hereunder and to service Subtenants of the Premises. Unless otherwise agreed by Landlord, Tenant shall only use those portions of the Premises for office and storage purposes as are reasonably required to support Tenant's development and management operations of the Premises.

ARTICLE 11.00  MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

11.01 MAINTENANCE, REPAIR AND REPLACEMENT. Landlord shall at all times during the term hereof operate, maintain, repair and replace in good order and condition the heating, ventilating and air conditioning systems (including that portion of the heating, ventilating and air conditioning components which service the Building Shell of the Premises) and structural and other components of the Base Building included within Landlord's Development Obligations including, without limitation, the roof, stairwells, elevators, escalators and electrical switchgear, all systems, facilities and equipment necessary for the operation of the Common Areas, except the Premises Common Areas, and shall maintain and repair the foundation and weight-bearing walls and all other exterior walls of the Base Building and shall use reasonable diligence in doing so. Landlord shall at all times during the term hereof maintain and keep the Base Building in good order, condition and repair.

11.02 ALTERATIONS BY LANDLORD. Subject to the limitations set forth in Article 2.03, and the express obligations of Landlord set forth elsewhere in this Lease, Landlord may from time to time as it deems appropriate in its absolute discretion make repairs, replacements, changes or additions to the structure, structural components, HVAC systems, facilities and equipment in the Base Building where necessary to serve the Premises or other parts of the Base Building or where otherwise appropriate; make changes in or additions to any part of the Base Building not in or forming part of the Premises including, without limitation, adding additional levels; increase, decrease, eliminate, create or otherwise change the areas, location and arrangement of any or all Common Areas; enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; construct improvements on the Common Areas; and close temporarily or permanently any or all portions of the Common Areas, none of which shall have a material adverse effect upon Tenant's use or operation of the Premises or the Common Areas. In making such alterations, Landlord shall not cut off or otherwise cause a discontinuance of any utility or heating, ventilating and air conditioning facility serving the Premises and shall otherwise use reasonable efforts not to disturb or interfere with Tenant's or any Subtenant's use of the Premises and operation of its business any more than is reasonably necessary in the circumstances.

11.03 ACCESS BY LANDLORD. Landlord shall have the right to enter the Premises during normal business hours, as Landlord may elect, to examine, inspect, and show the Premises to persons wishing to lease, purchase, finance, manage or otherwise deal with the Base Building, to provide services or make repairs, replacements, changes or alterations as permitted by this Lease, and to take such steps as Landlord may reasonably deem necessary for the safety or preservation of the Base Building.

ARTICLE 12.00  UTILITIES, SERVICES, MAINTENANCE,
REPAIRS AND ALTERATIONS BY TENANT

12.01 CLEANING. During the Initial Term and Extended Term, Tenant shall, at its sole cost and expense, keep the Premises in a clean condition and good state of repair in a manner consistent with similar retail/entertainment complexes in the Las Vegas, Nevada area, and shall provide janitor services, removal of debris and garbage, and cleaning of all interior and exterior windows, window frames, doors and storefronts.

12.02 HEAT, VENTILATION, AIR CONDITIONING. During the Initial Term and Extended Term, Landlord shall provide a system of chilled water to a point at the Premises which shall be sufficient to provide heating and cooling to all portions of the Premises, including spaces occupied by Subtenants and the Premises Common Areas, and otherwise in accordance with specifications which have been approved by Tenant. Tenant shall reimburse Landlord for the cost of providing such heating, ventilating and air conditioning services to the Premises at the rate of $.0125/1000 of the actual number of B.T.U's consumed by the Premises (as determined by readings taken from a BTU meter approved by Tenant and installed by Landlord at its expense, which shall enable Landlord to recoup from Tenant, Landlord's actual cost (without profit or markup) of providing such service to the Premises).

12.03 COMMON UTILITIES AND OTHER SERVICES. During the Initial Term and Extended Term, Tenant shall at its expense provide heat, ventilation, air conditioning, water, electricity and other utility services from the Building Shell through the Premises as required by Subtenants. Where possible, all of such utility services shall be metered directly to the Premises and Tenant shall be responsible for paying the applicable utility company for the cost of such services in accordance with the usage measured by such meter and the applicable tariffs in effect from time to time for such service. If any utility service cannot be directly metered to the Premises, then Landlord shall be responsible for providing such service to a point within the Building Shell determined by Landlord and approved by Tenant, and Tenant shall reimburse Landlord for the cost of such service based upon the readings from a "check" or "test" meter installed by Tenant (which installation shall be approved by Landlord) based upon readings from such "check" or "test" meter and the applicable tariff to which Tenant would have been subject had any such utility been metered directly to the Premises.

12.04 CONDITION OF PREMISES. Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain or cause to be maintained, the Premises including all portions of the interior walls and floor and all improvements therein in good order and condition, including without limitation:

        (a) repainting the Premises and cleaning carpets at reasonable intervals;

        (b) making repairs and replacements as needed to glass, plate glass, store windows and storefronts, signs, moldings, doors, hardware, partitions, walls, floors, fixtures, lighting and plumbing fixtures, HVAC systems within the Premises, wiring, piping, ceiling, floors and thresholds in the Premises which serve the Premises;

        (c) making all other repairs and replacements in or to the Premises as needed, whether ordinary or extraordinary, foreseen or unforeseen, except only for repairs and replacements to the Premises for which Landlord is specifically responsible under this Lease; and

        (d) keeping the Premises in such condition as to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.

        In the event Tenant desires to replace any improvement in or otherwise visible from the Premises Common Areas with material which is not identical to, or substantially the same as, the material being replaced, and the cost of such replacement exceeds fifty thousand and 00/100 Dollars ($50,000) in the aggregate, Tenant shall notify Landlord of its plans therefor and submit to Landlord a materials board specifying the materials and finishes to be used. Landlord reserves the absolute right to reject any materials and finishes which, in Landlord's sole discretion, are not consistent with the overall scheme of Stratosphere. All work under this Article 12.04 shall be performed in accordance with
        Article 12.06. Notwithstanding, anything contained in this Article 12.04, any improvements made by Tenant must maintain the same quality of the original design of the improvement.

12.05 FAILURE TO MAINTAIN PREMISES. If Tenant fails to perform any obligation under this Article 12.00, then on not less than twenty (20) days notice to Tenant (or such additional time as may be reasonably necessary), except in case of an emergency adversely affecting the Base Building or another portion of the Stratosphere where no notice is necessary, Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage Tenant thereby incurs. Tenant shall pay Landlord as additional Rent, for the actual cost of such performance by Landlord, within twenty (20) days of receipt of Landlord's invoice therefor.

12.06 ALTERATIONS BY TENANT. Tenant may make changes and improvements in the Premises with respect to Subtenant spaces (except the Premises Common Areas which are governed by Article 12.04 above) without the written approval of Landlord provided that such changes and/or improvements do not interfere with Landlord's access to the Tower elevators.

        In reviewing and determining whether to approve any plans proposed by Tenant pursuant to this Article 12.00, Landlord shall be entitled to exercise reasonable aesthetic judgment, considering the effect which the design proposed by Tenant will have on the Base Building, Stratosphere and its elements and the architectural harmony and continuity thereof.

12.07 TRADE FIXTURES AND PERSONAL PROPERTY. Tenant and its Subtenants may install in the Premises normal trade fixtures and personal property, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Base Building. If Tenant is not then in default hereunder, trade fixtures and personal property installed in the Premises by Tenant or its Subtenants may be removed from the Premises:

        (a) from time to time in the ordinary course of Tenant's or its Subtenant's business or in the course of reconstruction, renovation, or alteration of the Premises by Tenant or its Subtenants; and

        (b) during the thirty (30) day period prior to the expiration of the Initial Term or Extended Term.

ARTICLE 13.00  TAXES

13.01 LANDLORD'S TAXES. Landlord shall pay before delinquency all taxes levied against the Base Building, except amounts payable by Tenant under
        Article 13.02. In the event Landlord is unable to split the tax parcel for the Base Building occupied by Landlord and the Premises occupied by Tenant into separate tax parcels (Landlord and Tenant agreeing to use reasonable, good faith efforts to obtain such split, with each bearing an equal share of the costs and expenses associated therewith), then Landlord and Tenant shall cooperate with each other to obtain a certificate or other evidence from the assessor of Clark County, Nevada setting forth a separate statement of value and the tax rate applicable to the Premises. Tenant shall reimburse Landlord for its share of the taxes and any assessment paid by Landlord on behalf of Tenant in accordance with the assessor's determination of value no later than ten
        (10) days prior to the due date of any installment of such taxes. Tenants obligation to reimburse Landlord under this Article 13.01 shall be deemed Rent.

13.02 TENANT'S TAXES. Tenant shall pay before any fine, penalty or interest accrues and in any event before delinquency every tax, assessment, license fee, excise and other charge, however described, which is imposed on or levied, assessed or charged against the Premises by any governmental or quasi-governmental authority having jurisdiction including, without limitation, upon or on account of:

        (a) operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant;

        (b) trade fixtures or personal property in the Premises which do not belong to Landlord; and

        (c) the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof.

        Tenant shall promptly provide Landlord with copies of receipts evidencing Tenant's payment of taxes under this Article 13.00 to the extent the same are not reimbursed to Landlord. Should Tenant be required to reimburse Landlord for any portion of such taxes, Landlord shall promptly provide Tenant with receipts evidencing Landlord's payment to the applicable taxing authority.

13.03 RIGHT TO CONTEST. Landlord and Tenant, at their own cost and expense, shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 13.00, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord's and/or its lender's interest in the Premises which would or could interfere with the operation of Tenant's business at the Premises, and Tenant shall provide to Landlord or the applicable taxing authority adequate security for the taxes contested by Tenant in the reasonable discretion of Landlord. Upon the final determination of any contest, Landlord and Tenant shall immediately pay and satisfy the amount found to be due by them, together with any applicable costs, penalties and interest.

        The parties shall cooperate with each other, if necessary, to effectuate a successful tax contest.

ARTICLE 14.00   INSURANCE

14.01 LANDLORD'S INSURANCE. During the Initial Term and Extended Term, Landlord shall maintain at its sole expense:

        (a) property insurance with special cause of loss coverage, vandalism, malicious mischief, boiler and machinery, and replacement endorsements covering debris removal, demolition costs and contingent liability from operation of building laws and all improvements and fixtures located upon the Landlord Parcel (exclusive of the Premises but including the Base Building), and water damage insurance in an amount sufficient to fully cover Landlord's improvements, fixtures and property in the Stratosphere (exclusive of the Premises but including the Base Building), for one hundred percent (100%) of their actual replacement costs without deduction for depreciation but subject to such reasonable deductibles as may be maintained from time to time by Landlord. Landlord agrees to use reasonable efforts to obtain a joint loss adjust clause for its property insurance carried hereunder;

        (b) commercial general public liability insurance, with Tenant and Tenant's Leasehold Mortgagee named as additional insureds thereunder, against claims for bodily injury, including death, personal injury and property damage in or about the Stratosphere (exclusive of the Premises), in amounts not less than $10,000,000.00 for death, illness or injury to one or more persons, and $1,000,000.00 for property damage, or a combined single limit of not less than $10,000,000.00, all of which shall be written on an occurrence policy form;

        (c) Workmen's Compensation and Occupational Disease Insurance in accordance with the laws of the State of Nevada, including Employer's Liability Insurance or its equivalent to the limit of $500,000.00; and

        (d) policies for such insurance shall be with an insurer qualified to do business in the State of Nevada and require at least thirty (30) days prior written notice to Tenant of termination or material alteration. The insurance required to be carried by Landlord under this Article 14.01 shall be primary with respect to Tenant and its agents and not participating with any other available insurance. Landlord shall deliver on the Delivery Date and on each anniversary thereof to Tenant, certified copies or other evidence of such policies, and evidence satisfactory to Tenant that premiums thereon have been paid at least one (1) year in advance and that the policies are in full force and effect.

14.02 TENANT'S INSURANCE. During the Initial Term and Extended Term, Tenant shall maintain at its sole expense:

        (a) property insurance with special cause of loss coverage, vandalism, malicious mischief, boiler and machinery, and replacement endorsements covering debris removal, demolition costs and contingent liability from operation of building laws on all improvements and fixtures located on the Premises, and water damage insurance in an amount sufficient to fully cover Tenant's improvements, fixtures and property in the Premises, and any other improvements which Tenant is obligated to repair under Article 12.00, for one hundred percent (100%) of their actual replacement costs without deduction for depreciation but subject to such reasonable deductions as may be maintained from time to time by Tenant but in no event in excess of $250,000.00. Tenant agrees to use reasonable efforts to obtain a joint loss adjust clause for its property insurance carried hereunder;

        (b) commercial general public liability insurance, with Landlord and Landlord's lender(s) named as additional insureds thereunder, against claims for bodily injury, including death, personal injury and property damage in or about the Premises, in amounts not less than $10,000,000.00 for death, illness or injury to one or more persons, and $1,000,000.00 for property damage, or a combined single limit of not less than $10,000,000.00, all of which shall be written on an occurrence policy form;

        (c) Workmen's Compensation and Occupational Disease Insurance in accordance with the laws of the State of Nevada, including Employer's Liability Insurance or its equivalent to the limit of $500,000.00;

        (d) business income including extra expense and loss of rent insurance insuring that the Rent will be paid to Landlord for a period of up to two (2) years if the improvements in the Premises are destroyed or rendered inaccessible by a risk insured against by the policy of property and extended coverage insurance required by Article 14.02 (a) above. Except as otherwise provided herein, the maintenance of such insurance shall not entitle Tenant to any offset, abatement or reduction in Rent except to the extent that Landlord actually receives insurance payments in satisfaction of such Rent; and

        (e) Policies for such insurance shall be with an insurer qualified to do business in the State of Nevada and in a form otherwise acceptable to Landlord and shall require at least thirty (30) days prior written notice to Landlord and Landlord's lender(s) of termination or material alteration. The insurance required to be carried by Tenant under this Article 14.02 shall be primary with respect to Landlord and its agents and not participating with any other available insurance. Tenant shall deliver on the Delivery Date and on each anniversary thereof to Landlord certified copies or other evidence of such policies, and evidence satisfactory to Landlord that premiums thereon have been paid at least one (1) year in advance and that the policies are in full force and effect.

14.03 WAIVER OF SUBROGATION. Notwithstanding anything else contained in this Lease to the contrary, Landlord and Tenant hereby release each other and the other's agents and employees from any liability for loss or damage by fire or other casualty coverable by the insurance required in Articles 14.01(a), as to Landlord, and 14.02(a), as to Tenant, whether or not the loss or damage resulted from the negligence of the other, its agents or employees (except to the extent of any loss to the Premises causally related to Landlord's ownership, operation or maintenance of the Hotel swimming pool above the Premises).


ARTICLE 15.00  PARKING AND PARKING FACILITY.

15.01 Landlord shall at all times during the term hereof maintain structured or surface parking areas for the non-exclusive use of Tenant and its Subtenants, customers, guests, agents and invitees in the areas shown on Exhibit B attached hereto ("Parking Facility"). The Parking Facility shall at all times maintain a sufficient number of parking spaces on a non-exclusive basis to enable the Premises and the Stratosphere to comply with applicable law, code and ordinance, subject to any applicable variance.

        Tenant shall render Landlord its full and complete cooperation in determining the parking space location and requirements for the Premises. Without limiting the generality of the foregoing, Tenant shall, at its sole cost and expense and as soon as practicable, determine and inform Landlord of the total number of parking spaces legally required for the Premises.

15.02 Tenant shall pay to Landlord, in equal monthly installments along with its Annual Minimum Rent payment as provided for in Article 5.01, a flat rate of ninety eight and 00/100 dollars ($98.00) per parking space required for the Premises as required above, but in no event shall any parking spaces allocated to any square footage on the Mezzanine Floor of any Landlord Designated Spaces or Third Party Designated Spaces be included in any calculation to determine Tenant's share of the costs to maintain the Parking Facility. Tenant's obligation to pay its share of the costs to maintain the Parking Facility shall commence on the Completion Date and the flat rate due hereunder shall be increased at the end of each Lease Year thereafter by an amount equal to the increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers published by the Bureau of Labor Statistics of the United States Department of Labor for the Las Vegas, Nevada metropolitan area, All Items, (1982-1984 = 100), and if not so published, by a comparable index reasonably acceptable to Landlord and Tenant.

15.03 Landlord will at all times provide six hundred fifty (650) designated parking spaces in the Parking Facility for Tenant, Subtenants and their respective employees ("Employee Parking").


ARTICLE 16.00 LANDLORD'S SPONSOR

16.01 PRODUCT SPONSORS. In the event Landlord enters into agreement(s) with product sponsors ("Sponsors") (such as Pepsi, Coca-Cola, Kodak), Tenant agrees to comply with the use of such products and further to require its Subtenants (excluding McDonald's) to comply where possible. Tenant and/or its Subtenants may elect to use generic products rather than the Sponsor's product. Tenant may also elect to enter into agreements with product sponsors with respect to the Premises which are not inconsistent with any then existing agreements with Landlord's Sponsors and otherwise approved by Landlord which approval shall not be unreasonably withheld or delayed. Any sponsorship income received by Tenant shall be included in the computation of Net Revenue for purposes of computing Shared Rent.


ARTICLE 17.00  INDEMNITY

17.01 INDEMNITY BY TENANT. Tenant shall indemnify and hold harmless Landlord and Landlord's directors, officers, employees and agents (and if Landlord requests, defend Landlord with counsel reasonably acceptable to Landlord) from and against all liabilities, obligations, losses, damages, fines, penalties, demands, claims, causes of action, judgments, costs and expenses including, without limitation, attorney fees, which may be imposed on or incurred, suffered or paid by or asserted against Landlord or the Premises directly or indirectly arising from or by reason of or in connection with:

        (a) the use, non-use, possession, occupation, condition, operation, maintenance or management of the Premises;

        (b) any negligent or tortious act on the part of Tenant or any of its agents, Subtenants, contractors, servants, employees, licensees or invitees, but only to the extent of their negligent or tortious liability;

        (c) any accident, injury, death or damage to any person or property occurring in, on or about the Premises;

        (d) any loss or damage, however caused, to books, records, data or information (computer generated or otherwise), files, money, securities, negotiable instruments or papers in or about the Premises;

        (e) any loss or damage resulting from interference with or obstruction of deliveries to or from the Premises;

        (f) any pollutant, toxic or hazardous material, substance or waste, or any other material which may adversely affect the environment, whether or not now recognized to have such adverse effect, which Tenant, its employees, agents, Subtenants, contractors or invitees bring upon, keep, use or locate in, on or about the Premises, or any release or disposal of any such material, substance or waste in, on, about or from the Premises by any of the foregoing;

        (g) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with; and

        (h) any mechanics or materialmen's lien arising out of the supply of material, services or labor for the performance of Tenant's Development Obligations hereunder or for other construction and reconstruction activities at the Premises undertaken by or for the benefit of Tenant.

        Nothing contained in this Article 17.01 shall be deemed to require Tenant to indemnify Landlord to any extent prohibited by law or for any matter caused by the gross negligence or wilful misconduct of Landlord, its agents, employees, tenants or contractors.

17.02 INDEMNITY BY LANDLORD. Landlord shall indemnify and hold harmless Tenant and its directors, officers, employees and agents (and if Tenant requests, defend Tenant with counsel reasonably acceptable to Tenant) from and against all liabilities, obligations, losses, damages, fines, penalties, demands, claims, causes of action, judgments, costs and expenses including, without limitation, attorney fees, which may be imposed on or incurred, suffered or paid by or asserted against Tenant or the Premises directly or indirectly arising from or by reason of or in connection with:

        (a) the use, non-use, possession, occupation, condition, operation, maintenance or management of the Stratosphere;

        (b) any negligent or tortious act on the part of Landlord or any of its agents, tenants (other than Tenant and its Subtenants), contractors, servants, employees, licensees or invitees, but only to the extent of their negligent or tortious liability;

        (c) any accident, injury, death or damage to any person or property occurring in, on or about the Stratosphere;

        (d) any loss or damage, however caused, to books, records, data or information (computer generated or otherwise), files, money, securities, negotiable instruments or papers in or about the Stratosphere;

        (e) any loss or damage resulting from interference with or obstruction of deliveries to or from the Stratosphere;

        (f) any pollutant, toxic or hazardous material, substance or waste, or any other material which may adversely affect the environment, whether or not now recognized to have such adverse effect, which Landlord, its employees, agents, tenants (other than Tenant and its Subtenants), contractors or invitees bring upon, keep, use or locate in, on or about the Stratosphere, or any release or disposal of any such material, substance or waste in, on, about or from the Stratosphere by any of the foregoing;

        (g) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with; and

        (h) any mechanics or materialmen's lien arising out of the supply of material, services or labor for the performance of Landlord's Development Obligations hereunder or for other construction or reconstruction activities at the Stratosphere undertaken by or for the benefit of Landlord.

        Nothing contained in this Article 17.02 shall be deemed to require Landlord to indemnify Tenant to any extent prohibited by law or for any matter caused by the gross negligence or wilful misconduct of Tenant, its agents, employees, Subtenants or contractors.

17.03 SURVIVAL. The provisions of Article 17.00 shall survive the expiration or sooner termination of this Lease.


ARTICLE 18.00   ASSIGNMENT; RIGHT OF FIRST REFUSAL

18.01 ASSIGNMENT; SUBLEASING. Tenant may assign this Lease without Landlord's prior written consent but only following Tenant's compliance with the right of first refusal provision set forth in Article 18.03 below. Further, subject to Landlord's right to consent as described in Article
        10.02 above, Tenant may Sublease all or any portion of the Premises to Subtenants at any time and from time to time during the term hereof.

18.02 SUBSEQUENT ASSIGNMENTS. Landlord's consent to an assignment shall not be deemed to be a consent to any subsequent assignment of this Lease.

18.03 RIGHT OF FIRST REFUSAL. Tenant shall not transfer, sell, assign, transfer at death to heirs, legatees or devisees, transfer or change any beneficial interest (if Tenant is a trust) or transfer at any time any general partner's or joint venturers' or co-tenant's interest in Tenant (if Tenant is a partnership, joint venture or co-tenancy) or any or all of its interest in this Lease, without first offering Landlord the right to acquire such interest. In the event Tenant desires to transfer, sell, assign or otherwise convey all of its interest in this Lease (other than through a Sublease to a Subtenant permitted under Article 18.01 above, and other than as provided in Article 18.04 below), Tenant shall first give written notice thereof to Landlord ("Offer Notice") specifying in reasonable detail the identity of the proposed transferee (who shall have a minimum of five (5) years experience in the management and operation of retail developments comparable to the Premises and not otherwise be owned or controlled by any party or entity that would be objectionable to the Gaming Authorities), and the economic and other material terms of any proposed assignment, sale or transfer. Within twenty (20) days after its receipt of the Offer Notice, Landlord shall have the right to elect to purchase all of Tenant's right, title and interest in and to this Lease upon and subject to the price and other material terms and conditions set forth in the Offer Notice. If Landlord elects to purchase Tenant's interest in the Lease, closing on such purchase shall occur no later than sixty (60) days after Landlord's election or such other time as is set forth in the Offer Notice, whichever is later, at a time and place mutually agreed to by Landlord and Tenant, each party agreeing to work diligently and in good faith to complete such closing, following which Tenant shall have no further obligations under this Lease. If Landlord elects not to purchase such interest, or does not otherwise respond to such Offer Notice within the twenty (20) day period, then Tenant shall thereafter be free, for the ensuing one hundred eighty (180) day period, to consummate an assignment or other transfer of its interest in this Lease to the party identified in the Offer Notice and upon the same material terms set forth in the Offer Notice without the necessity of obtaining Landlord's prior written consent thereto. In the event of any such assignment, sale or other transfer, the assignee/transferee shall agree, in writing, to assume and be bound by the terms and provisions of this Lease. The provisions of this Section 18.03 shall not apply to the exercise of any rights by a Leasehold Mortgagee as provided in Section 8.03.

18.04 TRANSFERS TO AFFILIATES. Notwithstanding any other term or provision of this Lease to the contrary, Tenant shall have the right, without first having to comply with the right of first refusal provision of Article
        18.03 above or having to obtain Landlord's consent, to transfer, sell, assign, or otherwise convey its interest in this Lease, or to transfer or change any beneficial interest, partnership interest or member interest in and to Tenant to any "Permitted Transferee". For purposes of this Lease, Permitted Transferee shall be any one or more of the following:

        (a) Any direct partner or member in Tenant (collectively, a "Tenant Member");

        (b)     Melvin Simon;

        (c)     Herbert Simon;

        (d)     David Simon;

        (e)     Sheldon Gordon;

        (f)     Randy Brant;

        (g) Any lineal descendent or spouse of any of the foregoing individuals;

        (h) Any trust for the benefit of any immediate family member of any of the foregoing individuals;

        (i) Any affiliate of Tenant or any Tenant Member that is owned or under the control of any Tenant Member or any of the foregoing individuals; or

        (j) Any entity in which a majority interest is owned or controlled by any one or more of the foregoing persons or entities.

ARTICLE 19.00  SURRENDER

19.01 POSSESSION. Upon the expiration or other termination of the Initial Term or Extended Term, Tenant shall immediately quit and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear and damage by fire or casualty. Upon such expiration or other termination all right, title and interest of Tenant in the Premises shall immediately terminate.

19.02 TRADE FIXTURES, PERSONAL PROPERTY AND IMPROVEMENTS. Subject to Tenant's rights under Article 12.07, after the expiration or other termination of the Initial Term or Extended Term all of Tenant's trade fixtures, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefor, and Tenant shall pay to Landlord on written demand all costs incurred by Landlord in connection therewith.

19.03 MERGER. The surrender of this Lease by Tenant and acceptance thereof by Landlord (which may only be effected in a writing executed by Landlord) or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger and shall, at Landlord's option, operate as an assignment to Landlord of all or any Subleases or subtenancies. Landlord's option hereunder shall be exercised by written notice to Tenant and, if Landlord fails to give such notice within thirty (30) days after such surrender or cancellation becomes effective, all such Subleases and subtenancies shall be deemed assigned to Landlord.

19.04 PAYMENTS AFTER TERMINATION. No payments of money by Tenant to Landlord after the expiration or other termination of the Initial Term or Extended Term or after the giving of any notice (other than a demand for payment of money which is paid in full within the time specified in such demand, or if not so specified then within the time permitted by this Lease) by Landlord to Tenant, shall reinstate, continue or extend the Initial Term or Extended Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.


ARTICLE 20.00  HOLDING OVER

20.01 MONTH-TO-MONTH TENANCY. If with Landlord's prior written consent and in Landlord's absolute discretion Tenant remains in possession of the Premises after the expiration or other termination of the Initial Term or Extended Term, Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Annual Minimum Rent in effect as of the end of the Initial Term or Extended Term, an estimate of Shared Rent based on the last full Lease Year prorated to a monthly sum, plus all other Rent as determined in accordance with Article 5.00 or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of at least thirty (30) days advance notice of termination to the other.

20.02 TENANCY AT SUFFERANCE. If without Landlord's prior written consent Tenant remains in possession of the Premises after the expiration or other termination of the Initial Term or Extended Term, Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rate equal to three (3) times the Rent determined in accordance with Article 5.00. Such tenancy at sufferance may be terminated by Landlord at any time by notice of termination to Tenant, and by Tenant on the last day of any calendar month by at least thirty
        (30) days advance notice of termination to Landlord. Notwithstanding the foregoing, Landlord shall be entitled to such other remedies and damages provided under this Lease or at law or in equity.

20.03 GENERAL. Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this Lease (excluding the right to exercise an Option with respect to the Extended
        Term) and nothing contained in this Article 20.00 shall be construed to limit or impair any of Landlord's rights of re-entry or eviction or constitute a waiver thereof.

ARTICLE 21.00  RULES AND REGULATIONS

21.01 PURPOSE. Reasonable non-discriminatory rules and regulations will be adopted by Landlord for the proper operation of the Base Building including the Premises.

21.02 OBSERVANCE. Tenant shall at all times comply with and shall endeavor to cause its employees' Subtenants, agents, licensees, guests, customers and invitees to comply with the rules and regulations.

21.03 MODIFICATION. Landlord may, from time to time, amend, delete from, or add to the rules and regulations, provided that any such modification:

        (a) shall not be contrary to any other provision of this Lease and shall not impose upon Tenant any greater obligations than those expressly set forth herein;

        (b) shall be reasonable and have general application to all tenants in the Base Building; and

        (c) shall be effective only upon delivery of a copy thereof to Tenant at the Premises.

21.04 NON-COMPLIANCE. Landlord shall not be responsible to Tenant for failure of any person, Subtenant, employee, customer, guest, invitee or agent to comply with the rules and regulations.


ARTICLE 22.00  EMINENT DOMAIN

22.01 TOTAL TAKING. If during the Initial Term or any Extended Term all of the Premises or all of the Base Building, Hotel, Casino, Tower or Parking Facility are permanently taken by any public or quasi-public authority, or private entity or individual having the power of condemnation, under any statute or by right of eminent domain or purchased under threat or in lieu of such taking, this Lease shall automatically terminate as of the date any such condemnor or purchaser shall have the right to possession of the property being condemned and both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date.

22.02 PARTIAL TAKING OF PREMISES. If at any time after the expiration of the twentieth (20th) Lease Year of the Initial Term or at any time during the Extended Term any portion which is more than forty five percent (45%) of the gross floor area of the Premises is permanently taken by any public or quasi-public authority, or private entity or individual having the power of condemnation, under any statute or by right of eminent domain or purchased under threat or in lieu of such taking, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to terminate this Lease in which event both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date.

        If Tenant does not so terminate this Lease then on the date any such condemnor or purchaser shall have the right to possession of the property being condemned, the Annual Minimum Rent and all other Rent payable by Tenant hereunder which is expressed as a prorata share or a dollar amount per square foot in the Premises shall be reduced by an amount that is in the same ratio to Annual Minimum Rent or such other Rent, as the case may be, as the square feet of the gross floor area of the portion of the Premises taken bears to the square feet of the gross floor area of the Premises immediately prior to the date of taking.

22.03 PARTIAL TAKING OF STRATOSPHERE. If at any time after the expiration of the twentieth (20th) Lease Year of the Initial Term or at any time during the Extended Term any portion which is more than forty five percent (45%) of the gross floor area of either the Base Building, Hotel, Casino, Tower or Parking Facility which comprise the Stratosphere is permanently taken by any public or quasi-public authority, or private entity or individual having the power of condemnation, under any statute or by right of eminent domain or purchased under threat or in lieu of such taking, Landlord or Tenant shall have the right, upon thirty (30) days prior written notice to the other party, to terminate this Lease in which event both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date.

22.04 NOTICE. Promptly upon its receipt of such notice or process, each party shall notify the other of the receipt, contents and date of any notice of intended taking of all or any portion of the Premises or the Stratosphere, service of any legal process relating to condemnation of the Premises or the Stratosphere, notice in connection with any proceeding or negotiations with respect to such condemnation or notice of intent or willingness to make or negotiate a private purchase, sale, or transfer in lieu of condemnation.

        Landlord, Tenant, and all persons and entities holding under Tenant, including the Leasehold Mortgagee, shall each have the right to represent its respective interest in each proceeding or negotiation with respect to a taking or intended taking and to make full proof of its claims. No agreement, settlement, sale, or transfer to or with the condemning authority shall be made without the consent of Landlord and Tenant, and, if applicable, the Leasehold Mortgagee. Landlord and Tenant each agree to execute and deliver to the other any instruments that may be required to effectuate or facilitate the provisions of this Lease relating to condemnation.

22.05 DISTRIBUTION OF AWARDS. As used in this Article 22, the term "Award" shall be defined to mean all compensation, sums, or anything of value awarded, paid or received on a total or partial condemnation or voluntary sale in lieu thereof. Any Award for or on account of Landlord's interest in the Premises, Base Building, Hotel, Casino, Tower or Parking Facility shall be payable to and the sole property of Landlord. Any award for or on account of Tenant's interest in the Premises including, but not limited to, good will, chattels or trade fixtures, and relocation expenses, shall be payable to and the sole property of Tenant. If any such Award made or compensation paid to either party includes an award or amount for the other, the party receiving the same shall promptly account therefor to the other.

22.06 RESTORATION. If there is a partial taking of the Premises or any portion of the Stratosphere and this Lease is not terminated in accordance with the terms hereof, Landlord or Tenant, as the case may be, shall repair, restore and rebuild those improvements so affected to as nearly as possible to the condition existing prior to such taking which improvements shall be equal in value, aesthetic appeal and quality to the condition of the improvements before the event giving rise to such work. Each party shall be responsible for that portion of the restoration work that such party was obligated to perform in connection with the initial development thereof.

22.07 SURRENDER. On any such date of termination under this Article 22, Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the date of termination, except that if the date of such taking differs from the date of termination, Rent shall no longer accrue from the former date in respect of the portion taken. After such termination, and within thirty (30) days after written notice from Landlord, Tenant shall provide Landlord with a written statement signed and certified by an officer or general partner of Tenant setting forth the Rent calculations set forth in Article 5.00 and 15.00 herein. Tenant shall immediately pay the Rent as calculated in Articles 5.00 and 15.00 prorated to the date of taking.

ARTICLE 23.00 DAMAGE BY FIRE OR OTHER CASUALTY

23.01   DAMAGE TO PREMISES. If at any time after the expiration of the twentieth
        (20th) Lease Year of the Initial Term or at any time during the Extended Term any portion which is more than forty five percent (45%) of the gross floor area of the Premises shall be rendered untenantable by damage from fire or other casualty, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to terminate this Lease in which event both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date. For purposes of this Section 23.01 only, in the event of damage to the Premises to the extent that Tenant may elect to terminate this Lease as provided herein above, Tenant shall be deemed to have elected to terminate the Lease, such election being made as of the date hereof so that Landlord may obtain supplemental property insurance coverage, at its sole cost and expense, for the Premises. Tenant expressly reserves the right to rescind the foregoing election to terminate the Lease at such time as any actual damage shall be sustained to the Premises and to rebuild the same in accordance with this Article 23.00 with proceeds from Tenant's insurance. In no event shall any supplemental property insurance obtained by Landlord on the Premises in any way contravene Tenant's primary property insurance coverage on the Premises or diminish any proceeds otherwise properly payable to Tenant thereunder.

23.02 DAMAGE TO STRATOSPHERE. If at any time after the expiration of the twentieth (20th) Lease Year of the Initial Term or at any time during the Extended Term any portion which is more than forty five percent (45%) of the Base Building, Hotel, Casino, Tower or Parking Facility which comprise the Stratosphere shall be rendered untenantable by damage from fire or other casualty, Landlord or Tenant shall have the right, upon thirty (30) days prior written notice to the other party, to terminate this Lease in which event both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date. Notwithstanding anything contained in this Article 23 to the contrary, in the event that any portion of the Stratosphere is rendered untenantable by damage from fire or other casualty and the net insurance proceeds from any such claim are in excess of seventy five million and 00/100 dollars ($75,000,000.00) and Landlord is required, pursuant to
        Section 4.11 of that certain indenture dated March 9, 1995 in favor of American Bank National Association, as Trustee, to offer to pay off all outstanding bonds and Landlord does so such that there remains insufficient funds to rebuild any such affected areas of the Stratosphere, then Landlord or Tenant shall have the right, upon thirty
        (30) days prior written notice to the other party, to terminate this Lease in which event both parties hereto shall be relieved of any further obligations accruing under this Lease as of the effective date of such termination with all Rent being apportioned as of such date.

23.03 RESTORATION; ABATEMENT. If there is a total or partial destruction of the Premises or any portion of the Stratosphere and this Lease is not terminated in accordance with the terms hereof, Landlord or Tenant, as the case may be, shall repair, restore and rebuild those improvements so effected to as nearly as possible to the condition existing prior to such destruction which improvements shall be equal in value, aesthetic appeal and quality to the condition of the improvements before the event giving rise to such work. Each party shall be responsible for that portion of the restoration work that such party was obligated to perform in connection with the initial development thereof. From the date of any such casualty until the improvements affected thereby are so repaired and restored, the Annual Minimum Rent and all other Rent payable by Tenant hereunder (other than taxes as provided in Article 13.02) which is expressed as a prorata share or a dollar amount per square foot shall abate in such proportion as the square footage of that part of the Premises or Stratosphere damaged or rendered untenantable or unusable by Tenant, its Subtenants, employees and invitees bears to the total square footage of the Premises or Stratosphere.

23.04 LIMITATION ON LANDLORD'S LIABILITY. Except as specifically provided in this Article 23, there shall be no reduction of Rent as a result of any damage by fire or other casualty. Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Base Building or the Premises unless the same shall be caused by the negligent act or omission Landlord, its agents, subtenants, employees or any other person entering under the express or implied invitation of Landlord. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated if damage is caused by the negligent act or omission of Tenant, its agents, subtenants, employees or other person entering the Premises under the express or implied invitation of Tenant.

23.05 RESTORATION PLANS. Tenant shall submit to Landlord, within sixty (60) days after such casualty, complete plans and specifications, which shall be designed to restore the Premises and improvements to as close to the original plan and elevation thereof as is practical and reasonable or to such modified plan conforming to laws and regulations then in effect as shall be first approved in writing by Landlord as provided in Article
        8.04. It is understood that if any Sublease shall be terminated pursuant to its terms because of such casualty, Tenant may at its election rebuild such modified or substitute building or part thereof as Tenant shall deem suitable for the then current use of the Premises, subject to approval by Landlord of the plans therefor as provided herein. Within twenty (20) days after submission of the plans and/or specifications pursuant to this Article 23.05, Landlord shall either approve the same or serve written notice upon Tenant of disapproval thereof and its objections thereto. In the event of any disapproval or failure to respond by Landlord, the provisions of Article 8.04 shall apply.

23.06 RESTORATION CONTRACTS. Tenant shall furnish to Landlord a copy of any contract or contracts which Tenant shall enter into for the making of such restoration or, if the restoration is to be done by Tenant, a copy of all subcontracts made by Tenant in connection with such restoration and an estimate of the cost thereof, both in stages and upon completion, which shall be certified by the architect of Tenant as being reasonably accurate.

ARTICLE 24.00  TRANSFERS BY LANDLORD; NON-DISTURBANCE, SUBORDINATION.

24.01 SALE, CONVEYANCE AND ASSIGNMENT. Nothing in this Lease shall restrict the right of Landlord to sell, convey, assign, mortgage or otherwise deal with Stratosphere or the Base Building, but any such sale, conveyance, assignment or mortgage shall be made upon and subject to the terms and conditions of this Lease.

24.02 EFFECT OF SALE, CONVEYANCE, OR ASSIGNMENT. A sale, conveyance or assignment of the Stratosphere or the Base Building shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord's successor in interest in and to this Lease with respect to liability accruing on and after such effective date. Any such successor shall, as a condition to the release of Landlord from liability hereunder, assume and agree, in writing, to be bound by the terms, covenants, conditions and obligations applicable to Landlord hereunder, and a copy of such instrument shall be delivered to Tenant. This Lease shall not be affected by any such sale, conveyance or assignment and Tenant shall attorn to Landlord's successor in interest thereunder.

24.03 SUBORDINATION. This Lease is and shall be subject and subordinate in all respects to that certain Indenture dated March 9, 1995 in favor of American Bank National Association as Trustee now encumbering the Base Building or all or any portion of Stratosphere and to all renewals, modifications, supplements, consolidations and replacements thereof and any new financing or further financing by Landlord; provided, however, that on or before the Delivery Date with respect to the current mortgage and for each replacement or renewal thereof, Landlord shall deliver to Tenant a separate instrument in form and content satisfactory to Tenant and signed by the holder of any mortgage or deed of trust to which this Lease is subordinate, providing that Tenant's possession of the Premises (and the Subtenants' possession of any portion of the Premises) shall not be disturbed upon any foreclosure of such mortgage or deed of trust so long as Tenant is not in default beyond any applicable grace period under this Lease. The non-disturbance agreement shall expressly provide for Landlord's application of casualty and condemnation proceeds as required by this Lease. The holder of any mortgage or deed of trust encumbering the Base Building or all or any portion of the Stratosphere may elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to the holder, the mortgage or deed of trust to this Lease.

        In the event that the Leasehold Mortgagee requires Landlord to subordinate Landlord's interest in this Lease to the lien of a Leasehold Mortgage, Landlord hereby agrees to so subordinate provided that the Leasehold Mortgagee provides Landlord with notice of Tenant's default under the Leasehold Mortgage and the right of Landlord to cure such default as provided in Article 8.03(d).

24.04 ATTORNMENT. Subject to Article 24.05, if the interest of Landlord is transferred to any third party person or entity by reason of foreclosure or other proceedings for enforcement of a mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings (herein called "Purchaser"), Tenant shall immediately and automatically attorn to Purchaser.

24.05 NONDISTURBANCE. No attornment under Article 24.04 shall be effective unless and until Purchaser delivers to Tenant a written undertaking, in a form reasonably satisfactory to Tenant, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant's rights hereunder, and the rights of Subtenants under Subleases for any portion of the Premises, shall continue undisturbed while Tenant is not in default beyond any applicable grace period under this Lease despite such enforcement proceedings and transfer.

24.06 EFFECT OF ATTORNMENT. Upon attornment under Article 24.04, this Lease shall continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after such attornment, Purchaser shall not be:

        (a) bound by any prepayment by Tenant of more than one (1) month's installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by any mortgagee of Landlord's interest in Landlord's Parcel or the Base Building, by Purchaser or by any predecessor in interest except Landlord; or

        (b) subject to the obligations of Landlord hereunder except during the period of Purchaser's ownership of the Base Building or Landlord's Parcel.

24.07 EXECUTION OF INSTRUMENTS. The subordination, non-disturbance and attornment provisions of this Article 24.00 shall be self-operating and (except as specifically required in Articles 24.03 and 24.05) no further instrument shall be necessary. Nevertheless, Tenant, on request by and without cost to Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment upon the terms and conditions set forth herein.

24.08 ATTORNMENT OF SUBTENANTS. In the event of a termination of this Lease prior to the expiration of the Initial Term or the Extended Term (other than a termination by reason of condemnation or casualty), Landlord and Landlord's lender shall agree to recognize the attornment of each Subtenant who is not in default beyond any applicable grace period under its Sublease and thereby allow the continuation of such Subtenants' Sublease in effect on the same terms and conditions as set forth in such Sublease but as a direct lease with Landlord subject to the payment of all rentals due thereunder and Subtenant continues to perform each and every other term and condition of its Sublease. Landlord shall not be liable, or subject to offset, for any matter accruing prior to the termination of this Lease, nor shall Landlord be required to recognize any prepaid rent, security deposits or other items except to the extent actually received by Landlord.

        Tenant agrees that all Subleases shall contain a provision requiring the Subtenants to subordinate their subleasehold interest in the Premises to Landlord (or any successor of Landlord) and Landlord's lender (including any future lenders of Landlord) and attorn to Landlord or Landlord's lenders provided that Landlord (or any successor of Landlord) and Landlord's lender (including any future lenders of Landlord) agree to recognize the rights of the Subtenant in the Premises pursuant to its Sublease and the same shall not be disturbed provided the Subtenant is not in default beyond any applicable grace period under its Sublease.

ARTICLE 25.00  NOTICES, ACKNOWLEDGMENTS, AUTHORITIES FOR ACTION

25.01 NOTICES. Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if mailed by registered or certified mail or recognized national overnight courier service addressed to Tenant at Tenant's Notice Address or to Landlord at Landlord's Notice Address. Any notice shall be deemed to have been given at the time of actual receipt or, if mailed, on the date of actual receipt as shown by the addressee's registry or certification receipt or at the expiration of the third business day after the date of mailing, whichever occurs first. Either party shall have the right to designate by written notice, in the manner above set forth, a different address to which notices are to be mailed.

25.02 ACKNOWLEDGMENTS. Tenant shall at any time and from time to time upon not less than ten (10) days prior notice from Landlord execute, acknowledge and deliver a written statement ratifying this Lease and certifying:

        (a) the Completion Date and, if different, the date Tenant opened for business at the Premises;

        (b) that Tenant has accepted possession of the Premises and is presently open and conducting business with the public in the Premises;

        (c)     the amount of Rent and the date that it was first payable;

        (d)     the amount of Shared Rent payable for the three (3) prior Lease
                Years;

        (e) that the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as set forth in the statement, and if true, that neither party is in default thereunder;

        (f) that the Lease, a copy of which shall be attached by Tenant to such written statement, represents the entire agreement between the parties as to this leasing;

        (g)     the date upon which the Initial Term of the Lease expires;

        (h) that to Tenant's knowledge on the date of the statement, if true, there are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord;

        (i) that no Rent has been paid in advance and no security has been deposited with Landlord except as noted in the statement;

        (j)     stating the most recent date through which Rent has been paid;
                and

        (k) written statement listing all Subleases then in effect at the Premises.

        Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Base Building and any assignee of any such persons.

        Landlord shall at any time and from time to time upon not less than ten
        (10) days prior notice from Tenant execute, acknowledge and deliver a written statement ratifying this Lease and certifying:

        (a) the Completion Date and the date upon which the Initial Term of the Lease expires;

        (b) that the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as set forth in the statement, and if true, that neither party is in default thereunder; and

        (c) that the Lease, a copy of which shall be attached by Landlord to such written statement, represents the entire agreement between the parties as to this leasing.

Any such statement may be relied upon by any prospective transferee or prospective Leasehold Mortgagee and any assignee of any such persons.

25.03 AUTHORITIES FOR ACTION. Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated by Landlord by notice to Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.


ARTICLE 26.00 DEFAULT AND REMEDIES

26.01 TENANT'S DEFAULT. The occurrence of any of the following shall constitute an Event of Default by Tenant:

        (a) Failure to pay Rent or any other payment required to be made by Tenant hereunder which failure continues for ten (10) days after notice from Landlord to Tenant;

        (b) Landlord's acquisition or discharge of any Leasehold Mortgage as provided in Article 8.03(d) and Tenant's failure to timely cure any default giving rise to such acquisition or discharge;

        (c) Failure to obtain or maintain any insurance as required in this Lease which failure continues for ten (10) days after notice from Landlord to Tenant;

        (d) Abandonment or surrender of the Premises or the leasehold estate by Tenant which continues for fifteen (15) days after notice from Landlord to Tenant. If, after commencement of construction, Tenant leaves the Premises vacant for fifteen (15) consecutive days, unless caused by Unavoidable Delays, Tenant shall be presumed to have abandoned the Premises;

        (e) The making of a purported assignment by Tenant which is not permitted herein, unless such purported assignment is rescinded by Tenant and the purported assignee is removed from the Premises within twenty (20) days after notice from Landlord to Tenant;

        (f) If, after commencement of construction of the Premises, such work shall substantially abate for a period of thirty (30) days after written notice from Landlord to Tenant unless such abatement is caused by Unavoidable Delays;

        (g) If, unless caused by Unavoidable Delays, the Premises has not been fully enclosed and/or the Premises Common Areas are not substantially completed and open for use by the public as provided herein on or before the Completion Date;

        (h) Failure to perform any other express or implied covenants or provisions of this Lease or any warranty contained herein or therein, if the failure to perform is not cured within thirty
                (30) days after written notice from Landlord to Tenant. If the default cannot reasonably be cured within thirty (30) days, then an Event of Default shall not exist if Tenant commences to cure the default within the thirty (30) day period and thereafter diligently and in good faith prosecutes the same to completion;

        (i) Failure to provide Landlord with receipts evidencing Tenants payment of taxes in accordance with Article 13.02 which failure continues for ten (10) days after notice from Landlord to Tenant;

        (j) The subjection of any right or interest to attachment, execution, order, levy, or to seizure under legal process, if not released within ninety (90) days, except that foreclosure by any Leasehold Mortgagee entitled to receive notice under the provisions of Article 8 shall not be construed as an Event of Default within the meaning of this Article. Should Tenant not commence a contest of any such attachment, execution, order, levy or seizure within twenty (20) days or should Tenant thereafter fail to diligently and in good faith prosecute such contest of any such attachment, execution, order, levy or seizure, such failure shall immediately constitute an Event of Default without regard to the ninety (90) day cure period.

        (k)     a)      In the event a petition is filed by or against Tenant
                        under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed, agree to adequately protect Landlord as follows:

                        (i) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease; and

                        (ii) to perform each and every obligation of Tenant under this Lease and each Sublease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction; and

                        (iii) to determine within sixty (60) days after the filing of such petition whether to assume or reject this Lease; and

                        (iv) to give Landlord at least thirty (30) days prior written notice, unless a shorter notice period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease; and

                        (v) to give at least thirty (30) days prior written notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and

                        (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code.

                Tenant shall be deemed to have rejected this Lease in the event of the failure to comply with any of the above.

                b) If Tenant or a trustee elects to assume this Lease subsequent to the filing of a petition under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows:

                        (i) to cure each and every existing breach by Tenant within not more than ninety (90) days of assumption of this Lease; and

                        (ii) to compensate Landlord for any actual pecuniary loss resulting from any existing breach including, without limitation, Landlord's reasonable costs, expenses and attorney's fees incurred as a result of the breach, as determined by a court of competent jurisdiction, within ninety (90) days of assumption of this Lease; and

                        (iii) in the event of an existing breach, to provide adequate assurance of Tenant's future performance as may be required under any applicable provision of the Bankruptcy Code including, without limitation:

                                (A) the deposit of an additional sum equal to three (3) months Rent to be held (without any allowance of interest thereon) to secure Tenant's obligations under the Lease; and

                                (B)     the delivery to Landlord of written
                                        documentation establishing that Tenant
                                        has sufficient present and anticipated
                                        financial ability to perform each and
                                        every obligation of Tenant under this
                                        Lease and each Sublease; and

                                (C)     assurances, in form acceptable to
                                        Landlord, as may be required under any
                                        applicable provision of the Bankruptcy
                                        Code.

                        (iv) the assumption will not breach any provision of this Lease; and

                        (v) the assumption will be subject to all of the provisions of this Lease unless the prior written consent of Landlord, which may be granted or denied in Landlord's absolute discretion, is obtained; and

                        (vi) the prior written consent to the assumption of any Leasehold Mortgagee to which this Lease has been assigned as collateral security is obtained.

                c) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept any assignment of this Lease on terms acceptable to Tenant, then Tenant shall send Landlord written notice of such proposed assignment setting forth:

                        (i)     the name and address of such person;

                        (ii)    all the terms and conditions of such offer; and

                        (iii) the adequate assurance to be provided Landlord to assure such person's future performance under the Lease including, without limitation, the assurances referred to in any applicable provision of the Bankruptcy Code, shall be given to Landlord by Tenant no later than twenty (20) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. The adequate assurance to be provided Landlord to assure the assignee's future performance under the Lease shall include, without limitation:

                                (A) the deposit of a sum equal to three (3) month's Rent to be held (without any allowance for interest thereon) as security for performance hereunder; and

                                (B)     a written demonstration that the
                                        assignee meets all reasonable financial
                                        and other criteria of Landlord as did
                                        Tenant and its business at the time of
                                        execution of this Lease, including the
                                        production of the most recent audited
                                        financial statement of the assignee
                                        prepared by a certified public
                                        accountant; and

                                (C) the assignee's use of the Premises will be in compliance with the terms of
                                        Article 6.00 of this Lease; and

                                (D)     assurances, in form acceptable to
                                        Landlord, as to all matters identified
                                        in any applicable provision of the
                                        Bankruptcy Code.

        (l) The appointment of a receiver, unless, in the case of an involuntary proceeding, Tenant commences a contest thereof within twenty (20) days, Tenant diligently and in good faith prosecutes such contest and such receivership is terminated within ninety (90) days after the appointment of the receiver, to take possession of Tenant's interest in the Premises or of Tenant's interest in the leasehold estate or of Tenant's operations on the Premises for any reason including, but not limited to, assignment for benefit of creditors or voluntary or involuntary bankruptcy proceedings, but not including receivership (a) pursuant to administration of the estate of any deceased or incompetent Tenant or of any deceased or incompetent individual member or partner of Tenant or (b) pursuant to any Leasehold Mortgage to a Leasehold Mortgagee on Tenant's estate in the Premises, or (c) instituted by Landlord, the Event of Default being not the appointment of a receiver at Landlord's instance but the event justifying the receivership.

                The provisions of this Article 26.01 shall be subject to the rights of any Leasehold Mortgagee as provided in Article 8.03. A duplicate copy of any notice required to be given by Landlord to Tenant hereunder shall be sent simultaneously to the Leasehold Mortgagee.

                In the event that Tenant defaults under this Lease prior to opening the Premises for business, Tenant shall deliver the rights to and copies of all plans, specifications, letters of intent, correspondence, contracts, contacts for potential Subtenants and all other information of Tenant relating to the Premises to Landlord.

26.02 REMEDIES. If any one or more Events of Default occur, Landlord may, subject to the rights of any Leasehold Mortgagee as provided in Article 8.03, immediately or at any time thereafter exercise any of the following remedies or any other remedy conferred upon Landlord by law or this Lease:

        (a) Landlord shall have the immediate right to re-enter the Premises and dispossess Tenant and remove and dispose of all property therein without Landlord being guilty of trespass or becoming liable for loss or damage of said property. No such re-entry of the Premises shall be construed as an election on its part to terminate this Lease;

        (b) If an Event of Default shall have occurred and be continuing, Landlord shall have the right, at its option, to terminate this Lease by giving Tenant thirty (30) days written notice of termination and upon expiration of said thirty (30) days, this Lease and the term thereof shall end and expire, unless Landlord shall have elected to re-enter the Premises, Landlord shall have the immediate right of re-entry and thereupon Tenant shall quit and surrender the Premises to Landlord but Tenant shall remain liable to Landlord as further provided in this Article 26.00; or

        (c) Landlord shall have the right, but not the obligation, to re-let the Premises for such terms and for such uses as Landlord may determine in its reasonable discretion. Any Rent received shall be applied against Tenant's obligations hereunder (whether or not this Lease has been terminated).

26.03 INTEREST AND COSTS. If Tenant does not pay any Rent required to be paid under this Lease within ten (10) days following its due date, Tenant shall pay monthly to Landlord interest at the Prime Rate on such Rent from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including attorney fees) incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or other termination of the term of this Lease, or in enforcing any covenant, provision or agreement of Tenant herein contained.

26.04 PERFORMANCE OF COVENANTS. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant, at Tenant's sole cost and expense, and without any abatement of Rent other than as expressly provided herein. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure constitutes an Event of Default, Landlord may (but shall not be obligated to) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts, together with interest at the Prime Rate from the date of such payment was made or each such cost was incurred by Landlord, shall be payable by Tenant to Landlord on demand.

26.05 PAYMENTS. In the event of re-entry as provided for in Article 26.02(a), or termination as provided for in Article 26.02(b) or otherwise and except as provided in Article 26.06 below, Tenant shall pay to Landlord on demand:

        (a) Rent up to the time of re-entry or termination, whichever shall be the later, plus accelerated rent as provided in Article 26.05(c) below;

        (b) all expenses incurred by Landlord in performing any of Tenant's obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by Tenant, realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting; and

        (c) as damages for the loss of income of Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from Subtenants and other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the term had it not been terminated, or if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the term had it not been terminated, reduced by the rental value of the Premises for the same period (which shall include payments anticipated to be received from Subtenants), established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; Rent and rental value being reduced to present worth at an assumed interest rate equal to the discount rate of Citibank, N.A. ("Prime Rate") plus two percent (2%) on the basis of Landlord's estimates.

26.06 TERMINATION FOR FAILURE TO COMMENCE CONSTRUCTION. Landlord shall have the right to terminate this Lease for Tenant's failure to commence construction of Tenant's Development Obligations when required hereunder, and in the event of such termination, neither party shall have any further liability hereunder except that Tenant shall comply with the provisions of Article 26.01 with respect to the delivery to Landlord of the rights to and copies of all plans, specifications, letters of intent, correspondence, contracts, contacts and other information.

26.07 REMEDIES CUMULATIVE. No reference to nor exercise of any specific remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

26.08 WAIVER OF REDEMPTION. Tenant hereby waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the terms or conditions of this Lease or otherwise.

26.09 TENANT'S RIGHT TO CURE LANDLORD DEFAULT. In the event Landlord fails to conform or comply with any term, covenant or condition contained in this Lease to be performed or complied with by Landlord, Tenant shall, prior to exercising any remedies hereunder, give to Landlord and to any mortgagee of Landlord of which Tenant has notice, written notice of Landlord's default which shall provide that Landlord shall cure such default within twenty (20) days from the date of such notice; provided, however, that in the event of an emergency, Tenant shall give such time to cure the default as is reasonable under the circumstances, but in no event less than two (2) days. With respect to any such default, if Landlord shall commence its cure within the period specified in Tenant's notice, Landlord shall be entitled to such additional cure period as may be reasonably required in the exercise of due diligence and endeavoring to cure such default. Any mortgagee of Landlord shall have the right and period of time in which to cure or commence to cure any Landlord default as set forth herein. If Landlord fails to cure any default hereunder beyond any applicable grace period Tenant may, but shall not be required to, make such payment or do such act as may be necessary to cure such default, in which event any costs, fees or expenses incurred by Tenant in connection with such cure shall be immediately due and payable by Landlord to Tenant and if not paid by Landlord to Tenant within twenty
        (20) days after notice to Tenant, such sum, together with interest thereon at the Prime Rate plus one percent (1%) may be deducted by Tenant from the next installment of Annual Minimum Rent or Shared Rent payable to Landlord hereunder. No reference to nor exercise of any specific remedy by Tenant shall prejudice or preclude Tenant from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressed or provided for herein.

ARTICLE 27.00  APPRAISAL

27.01 APPRAISAL. Where the terms of this Lease provide for a determination of Rent by appraisal and the parties hereto are unable to agree upon such Rent, then, and in any such event, at the request of either party such Rent shall be determined by Appraisal by three (3) reputable real estate appraisers, each of whom shall be a Member of the American Institute of Real Estate Appraisers with the designation of "MAI" and shall have no "disqualifying interest" (as hereinafter defined). One (1) appraiser shall be appointed by Tenant or its representative and the second appraiser shall be appointed by Landlord or its representative. The third appraiser shall be appointed by the first two (2) appraisers. If the first two (2) appraisers are unable to agree on a third appraiser within thirty (30) days after the appointment of the second appraiser, or if either party refuses or neglects to appoint an appraiser as herein provided within twenty (20) days after the appointment of the first appraiser, then such third appraiser or such second appraiser whose appointment was not made as aforesaid shall be appointed by the then President of the Nevada chapter of the American Institute of Real Estate Appraisers or such successor body hereafter constituted exercising similar functions, unless such President shall have a direct or indirect financial or other business interest in or in common with any of the parties hereto (herein referred to as a "disqualifying interest"), in which case the third appraiser or such second appraiser whose appointment was not made as aforesaid shall be appointed by the then next highest ranking officer of the Nevada chapter of the American Institute of Real Estate Appraisers or such successor body who shall not have a disqualifying interest. If the determinations of at least two (2) of the appraisers shall be identical in amount, said amount shall be deemed to be the Rent. If the determinations of at least two (2) of the appraisers shall not be identical in amount, the Rent shall be determined as follows (a) if neither the highest nor the lowest determination of Rent differs from the middle determination of Rent by more than ten percent (10%) of such middle determination of Rent, then the Rent shall be the average of all three (3) determinations of Rent, and (b) if clause (a) does not apply, the Rent shall be the average of the middle determination of Rent and the determination of Rent closest in amount to said middle determination of Rent. The foregoing determination of Rent shall in all cases be final, binding and conclusive upon the parties. Each party shall pay the fees and expenses of the one of the two (2) original appraisers appointed by such party, or in whose stead as above provided such appraiser was appointed, and the fees and expenses of the third appraiser shall be borne equally by both parties. Except as otherwise provided in this Lease, the Appraisal shall be conducted in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association (including for appointment of appraisers if the foregoing procedures for any reason fail), and judgment upon any Appraisal decision rendered may be entered by any court having jurisdiction thereof.

27.02 PAYMENT AND ADJUSTMENT. Pending determination of the Rent by Appraisal as provided above, payment shall be in accordance with the provisions of this Lease in effect as of the last day of the Initial Term, and if the Appraisal determination indicates that a greater or lesser amount should have been paid than that which actually was paid, a proper adjustment, including interest on such adjustment at the Prime Rate from time to time during the period from and after the date of Tenant's payment to the date of adjustment based upon the determination of Rent shall be made between the parties hereto within twenty (20) days after such determination is made.


ARTICLE 28.00  MISCELLANEOUS

28.01 CONSENT NOT UNREASONABLY WITHHELD. Except as otherwise specifically provided whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed.

28.02 APPLICABLE LAW AND CONSTRUCTION. This Lease shall be governed by and construed under the laws of the jurisdiction of the State of Nevada, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words "Landlord" and "Tenant" shall include the plural as well as the singular. If this Lease is executed by more than one tenant, Tenant's obligations hereunder shall be joint and several obligations of such executing tenants. Time is of the essence of this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

28.03 ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease.

28.04 AMENDMENT OR MODIFICATION. Unless otherwise specifically provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

28.05 CONSTRUED COVENANTS AND SEVERABILITY. All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

28.06 NO IMPLIED SURRENDER OR WAIVER. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord's waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord's receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord's failure to enforce against Tenant or any other tenant in the Base Building any of the rules and regulations made under Article 21.00 shall not be deemed a waiver of such rules and regulations. No act or thing done by Landlord, its agents or employees during the term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord's agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy available to Landlord.

28.07 COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall be an original but one of which shall constitute one and the same instrument.

28.08 SUCCESSORS BOUND. Except as otherwise specifically provided, the covenants, terms and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

28.09 UNAVOIDABLE DELAY. As used in this Lease, "Unavoidable Delay" means fire, explosion and other casualties; war, invasion, insurrection, riot, sabotage, and malicious mischief; strikes, work stoppages or slowdowns and lockouts; condemnation; rules, regulations or orders of civil or military or naval authorities adopted after the date hereof; impossibility of or delay in obtaining materials or reasonable substitutes from suppliers for reasons other than unavailability of funds; or any other cause, the occurrence of which, or the extent and duration of the occurrence of which, is not within the reasonable control of the party in question. The party claiming the benefit of any Unavoidable Delay must give the other party written notice thereof not more than five (5) business days after the occurrence of the event creating the Unavoidable Delay. Further, an Unavoidable Delay shall exist only for the period in which it is not within the reasonable control of the party in question to prevent, control or correct such event. Except as otherwise provided in this Lease, (a) if Landlord or Tenant shall, due to Unavoidable Delay, fail punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent caused by Unavoidable Delay; or (b) if any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or some specified date, then such prescribed period of time and such specified date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of Unavoidable Delay. Notwithstanding the foregoing, Unavoidable Delay shall not be applicable to determining the date of commencement of, or the continuance of, Tenant's obligation to pay Rent or its obligations to pay any other sums, moneys, costs, charges or expenses required to be paid by Tenant hereunder (except where Tenant's Development Obligations are thereby delayed beyond the Development Period in which case, such Unavoidable Delay shall be applicable in determining Tenant's obligation to commence paying Rent) or to the date by which Tenant must exercise any right or option under this Lease including, without limitation, to terminate this Lease or to extend the term.


        IN WITNESS OF THIS LEASE, Landlord and Tenant have properly executed it as of the date set out on page one.


LANDLORD:                          STRATOSPHERE CORPORATION, a Delaware
                                   corporation


                                   By:_________________________________________
                                      Title:___________________________________


TENANT:                            STRATO-RETAIL, LLC, a Nevada limited
                                   liability company

                                   By:  SIMON PROPERTY GROUP, L.P., a
                                        Delaware limited partnership d/b/a Simon
                                        Real Estate Limited Partnership, a
                                        Member

                                   By:  SIMON PROPERTY GROUP, INC., a
                                        Maryland corporation, its general
                                        partner


                                   By:  _______________________________
                                        Its:___________________________

                                   By:  GB SCHMECK, LLC, a Nevada limited
                                        liability company, a Member


                                   By:  _______________________________
                                        Its:___________________________



                                   Actual date of Tenant's execution:


                                   March_____, 1996.




                                    EXHIBITS

A       Base Building Criteria

B Plot Plan depicting Stratosphere, Premises (Phase I and Phase II), Common Areas, Expansion Space, Attraction and Parking Facility

C Lease Plan depicting Premises, Landlord's Designated Spaces, and Third Party Designated Spaces

D       Legal Description of Landlord Parcel

E       Building Shell Criteria

F       Permitted Encumbrances

G       Tenant's Development Obligation Agreement

H       List of Preapproved Subtenants